UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Science Applications International Corporation

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SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

1710 SAIC Drive

McLean, Virginia 22102

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 7, 2017

The annual meeting of stockholders of Science Applications International Corporation (SAIC), a Delaware corporation, will be held on Wednesday, June 7, 2017, at 9:00 a.m. (ET) as a virtual meeting at www.virtualshareholdermeeting.com/SAIC.  In addition, the SAIC Proxy Statement and the SAIC 2017 Annual Report on Form 10-K are available at www.proxyvote.com. Information on these websites, other than these materials, is not a part of the proxy solicitation materials.

The annual meeting is being held for the following purposes:

1.	To elect eight directors;
2.	To conduct a non-binding, advisory vote to approve the compensation of our named executive officers;
3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2018; and
4.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

The foregoing items of business are more fully described in the Proxy Statement made available on the internet and, upon request, in paper copy.  The Board of Directors has set the close of business on April 10, 2017 as the record date for the determination of stockholders who are entitled to notice of and to vote at the annual meeting and at any and all adjournments, postponements or continuations thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at SAIC Headquarters, 1710 SAIC Drive, McLean, Virginia 22102 for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

By Order of the Board of Directors

Steven G. Mahon

Corporate Secretary

McLean, Virginia

April 26, 2017

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the virtual annual meeting via the following website: www.virtualshareholdermeeting.com/SAIC.  Whether or not you expect to virtually attend, please submit your proxy or voting instructions (1) over the Internet, (2) by telephone or (3) by mail to ensure that your shares are represented at the meeting. For specific instructions regarding how to vote, please refer to the questions and answers beginning on the first page of this Proxy Statement or the instructions on the proxy and voting instruction card.  Submitting a proxy or voting instructions will not prevent you from attending the virtual annual meeting and voting at the meeting if you so desire but will help us secure a quorum and reduce the expense of additional proxy solicitation.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	9:00 a.m. (Eastern time) on June 7, 2017

• Website:	www.virtualshareholdermeeting.com/SAIC

• Record Date:	April 10, 2017

• Voting:	Stockholders as of the record date are entitled to vote.

• Attendance:	All stockholders and their duly appointed proxies may attend the virtual meeting.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of eight directors	FOR EACH NOMINEE	5
Approval of a nonbinding, advisory vote to approve the compensation of our named executive officers	FOR	18
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	44

Board Nominees

The following table provides summary information about each director nominee. Mr. Thomas F. Frist, III served as a member of our Board of Directors during fiscal 2017 and is not standing for re-election at this year’s annual meeting. Each director nominee is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees

Robert A. Bedingfield	69	2013	Former Global Coordinating Partner at Ernst & Young LLP	• Audit (Chair) • Ethics

Deborah B. Dunie*	53	2015	Former Executive Vice President and Chief Technology Officer of CACI International, Inc.	• Classified Business • Compensation • Nominating

John J. Hamre	66	2013	Chief Executive Officer and President of Center for Strategic & International Studies; former U.S. Deputy Secretary of Defense and Under Secretary of Defense (Comptroller)	• Classified Business (Chair) • Nominating

Timothy J. Mayopoulos	58	2015	President and Chief Executive Officer of the Federal National Mortgage Association (Fannie Mae)	• Audit • Compensation** • Nominating (Chair)
Anthony J. Moraco	57	2013	Chief Executive Officer of the company	• Classified Business • Ethics

Donna S. Morea	62	2013	Former President of U.S., Europe, and Asia for CGI Group	• Compensation (Chair) • Ethics

Edward J. Sanderson, Jr.	68	2013	Chair of the company’s Board; former Executive Vice President of Oracle Corporation	• Classified Business • Compensation • Nominating

Steven R. Shane**	59	2013	Former partner at Accenture PLC	• Audit • Ethics (Chair)

* Ms. Dunie was elected to the Nominating and Corporate Governance Committee effective December 14, 2016.

** Mr. Shane was a member of the Human Resources and Compensation Committee until March 23, 2016 after which Mr. Mayopoulos began his service as a member of that Committee and Mr. Shane became the Chair of the Ethics and Corporate Responsibility Committee.

Corporate Governance Highlights
Board Independence

• Seven of eight directors qualify as Independent Directors

• E.J. Sanderson, Jr. is the independent Chair of the Board of Directors

• Mandatory Retirement Age for Independent Directors is 75 years
• Mandatory Retirement Age for Employee Directors is 65 years
Director Elections
• Annual Board Elections
• Directors Elected by a Majority of Votes Cast
Board Meetings in Last Fiscal Year
• Six Full Board Meetings
• Five Independent Director Only Sessions

Evaluating and Improving Board Performance
• Annual Board Self-Evaluation Required
• Annual Review of Independence of Board
• Committee Self-Evaluations Required
• Board Orientation/Education Programs
Aligning Director and Stockholder Interests
• Director and Executive Stock Ownership Guidelines
• Annual Equity Grant to Non-Employee Directors
Published Governance Policies and Practices (visit www.saic.com)
• Corporate Governance Guidelines
• Code of Business Conduct of the Board of Directors
• Code of Conduct for Employees
• Charters for Board Committees
• Chair of the Board Position Description

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Proxy Statement

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

1710 SAIC Drive

McLean, Virginia 22102

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 7, 2017

PROXY STATEMENT

This Proxy Statement is being furnished to the stockholders of Science Applications International Corporation (SAIC), a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on Wednesday, June 7, 2017, at 9:00 a.m. (Eastern time) as a virtual meeting via webcast at www.virtualshareholdermeeting.com/SAIC, and at any and all adjournments, postponements or continuations thereof. This Proxy Statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about April 26, 2017.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Who is entitled to vote at the annual meeting?

Only stockholders of record of our common stock as of the close of business on our record date of April 10, 2017 are entitled to notice of, and to vote at, the annual meeting. As of April 10, 2017, there were 43,706,231 shares of common stock outstanding. We have no other class of capital stock outstanding.

Who may attend the annual meeting?

All stockholders as of our record date of April 10, 2017 or their duly appointed proxies, may attend the virtual annual meeting as well as vote and submit questions during the webcast of the meeting by visiting www.virtualshareholdermeeting.com/SAIC and entering the 16-digit control number included in our Notice of Internet Availability of the proxy materials or on your proxy card (if you received a printed copy of the proxy materials).

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of April 10, 2017 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your shares or provide voting instructions to your broker so your vote can be counted.

How many votes am I entitled to?

Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in the stockholder’s name as of April 10, 2017, on any matter submitted to a vote of stockholders at the annual meeting.

How do I vote my shares?

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

•	FOR all of the company’s nominees to the Board;
•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2018.

No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on any additional matter.

There are four different ways to vote your shares:

By Internet: You may submit a proxy or voting instructions over the Internet by going to www.proxyvote.com or by scanning the QR code on your proxy and voting instruction card with a smart phone and following the instructions.

By Telephone: You may submit a proxy or voting instructions by calling 1-800-690-6903 and following the instructions.

By Mail: If you received your proxy materials in the mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

Also, at the virtual annual meeting:  If you are a stockholder of record you may electronically attend the virtual annual meeting and vote your shares at www.virtualshareholdermeeting.com/SAIC during the meeting.  You will need to provide your 16-digit control number that is on your Notice of Internet Availability of Proxy Materials or your proxy card if you receive a printed copy of the proxy materials by mail.

Submitting a proxy will not prevent you from attending the annual meeting and voting virtually. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our mailing agent, Broadridge, as described below or by attending the annual meeting and voting in person. The mailing address of our mailing agent is Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Attendance at the annual meeting will not, however, in and of itself, revoke a proxy.

What are the voting deadlines?

For shares not held in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 6, 2017. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on June 2, 2017.

How are the shares held by the Retirement Plan voted?

Each participant in the SAIC Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the SAIC Retirement Plan (the “Trustee”), on a confidential basis, how to vote his or her proportionate interests in all shares of common stock held in the SAIC Retirement Plan. The Trustee will vote all shares held in the SAIC Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received by participants in the SAIC Retirement Plan. The Trustee’s duties with respect to voting the common stock in the SAIC Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require in certain limited circumstances that the Trustee override the votes of participants with respect to the common stock held by the Trustee.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

How are the shares held by the Stock Plans voted?

Under the terms of our Stock Compensation Plan, Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Vanguard Fiduciary Trust Company, as trustee of these stock plans, has the power to vote the shares of common stock held in these stock plans. Vanguard will vote all those shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in these stock plans, you do not have the right to instruct Vanguard how to vote or to otherwise vote your proportionate interests in the shares of common stock held in these stock plans.

What is the difference between a “stockholder of record” and a “beneficial” holder?

These terms describe how the ownership of your shares is reflected on the books of our transfer agent, Computershare. If your shares are registered directly with Computershare, then you are a “stockholder of record” of these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder of these shares. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding the shares.

Who is soliciting these proxies?

We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of those shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email. These individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, (“SEC”), called “householding.” Under this procedure, we send only one Proxy Statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who do not participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the Proxy Statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the Proxy Statement or annual report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Proxy Statement or annual report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above to bring this to our mailing agent’s attention.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the rules of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.

On or about April 26, 2017, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instruction on how to access our proxy materials, including our Proxy Statement and annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email through their company email address have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.

The Proxy Statement and annual report are available at www.proxyvote.com.

PROPOSAL 1—ELECTION OF DIRECTORS

At the annual meeting, eight directors are to be elected to serve for one-year terms to hold that position until each director’s successor is elected and qualified unless any of the directors resign or are removed prior to the end of their respective term. All nominees have been nominated by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee. To the best knowledge of the Board of Directors, all of the nominees are able and willing to serve. Each nominee has consented to be named in this Proxy Statement and to serve if elected.

Majority Voting Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected without further action. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2017 annual meeting is an uncontested election.

If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board of Directors the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed, timely received and unrevoked proxies will be voted “for” each nominee. If any of the nominees listed below becomes unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board of Directors to replace the nominee unable to serve.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors

Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of our company. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group of nominees with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of the company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this Proxy Statement.

Robert A. Bedingfield, age 69 Director	Director since 2013

Until his retirement in June 2013, Mr. Bedingfield was a Global Coordinating Partner at Ernst & Young LLP (“E&Y”) with over 40 years of experience, including 32 years as a partner in E&Y’s accounting and auditing practices. He previously served as E&Y’s Aerospace & Defense Practice Leader for over 15 years. He also served as Senior Advisory Partner for a number of E&Y’s largest clients and served on E&Y’s Senior Governing Board. Mr. Bedingfield has been a Trustee of the University of Maryland at College Park Board of Trustees since 2000 and previously served on its Executive Committee and as Chair of its Audit Committee.  Since March 2015, Mr. Bedingfield has also been a member of the Board of Directors of GeoPark Limited, a Latin American oil and gas explorer, operator and consolidator.

The Board believes that Mr. Bedingfield’s financial expertise and his deep knowledge and experience in government contracting gained through decades of serving major companies in our industry provide important contributions to our Board.

PROPOSAL 1—ELECTION OF DIRECTORS

Deborah B. Dunie, age 53 Director	Director since 2015

Ms. Dunie has over 30 years of experience in the aerospace and defense industry most recently serving as Executive Vice President and Chief Technology Officer of CACI International Inc from October 2006 to December 2014. Prior to this time, Ms. Dunie worked with the Department of Defense as a member of the Defense Intelligence Senior Executive Service from 2002 to 2006. Ms. Dunie served within the Office of the Under Secretary of Defense for Intelligence as Director, Plans and Analysis and as the Director of the Business Transformation Office at the National Imagery & Mapping Agency (currently known as the National Geospatial-Intelligence Agency). Prior to this time, Ms. Dunie held key positions at Oracle Corporation, Raytheon E-Systems, Inc., Martin Marietta Corporation, Pacific-Sierra Research Corporation and ITT Corporation.  Ms. Dunie currently serves as a member of the Board of Directors of Alliant Energy Corporation, a Wisconsin-based electric and natural gas service provider, and has held such role since July 2015.  In June 2016, she became a member of the faculty of the National Association of Corporate Directors (“NACD”) Board Professional Program as well as an NACD Fellow.  Since July 2016, Ms. Dunie has served on the Board of Directors of Objective Interface Systems, a privately owned technology company.

The Board believes that Ms. Dunie’s extensive experience in both the private and government sectors combined with her technical expertise in information systems and knowledge of the defense industry will provide a valuable perspective to the Board.

John J. Hamre, age 66 Director	Director since 2013

Dr. Hamre has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is also Chairman of the Board of Trustees of MITRE Corporation. He was previously a director of Exelis, Inc. until May 2015, a director of Oshkosh Corporation until January 2012, a director of ITT Corporation until October 2011, a director of ChoicePoint Inc. until September 2008 and a director of Leidos Holdings, Inc. until September 2016.

Dr. Hamre is a leading expert on issues of national security, defense and international affairs with extensive experience working in these areas from serving in high-ranking positions at the U.S. Department of Defense. He serves as Chairman of the Defense Policy Board Advisory Committee. His particular expertise in matters key to our business, as well as his executive management experience as Chief Executive Officer of a leading public policy research institution, offer important contributions to our Board.

Timothy J. Mayopoulos, age 58 Director	Director since 2015

Mr. Mayopoulos has served as President and Chief Executive and as a Director of the Federal National Mortgage Association, known as Fannie Mae, since June 2012. Mr. Mayopoulos joined Fannie Mae in April 2009 as General Counsel and Corporate Secretary and assumed the additional role of Chief Administrative Officer in September 2010. Prior to joining Fannie Mae, Mr. Mayopoulos served as Executive Vice President and General Counsel of Bank of America Corporation. Mr. Mayopoulos also has served in senior management and legal roles at Deutsche Bank AG, Credit Suisse First Boston, and Donaldson, Lufkin & Jenrette, Inc.  Since August 2016, Mr. Mayopoulos has also served as a Director for Lending Club Corporation, a publicly traded peer-to-peer lending company.

Mr. Mayopoulos has over 30 years of professional experience, including nearly 20 years in senior positions in various financial services companies. His valuable contributions to our Board include his executive management experience, his experience in finance and capital markets, his legal background, and his experience operating in highly regulated businesses.

Anthony J. Moraco, age 57 Director and Chief Executive Officer	Director since 2013

PROPOSAL 1—ELECTION OF DIRECTORS

Mr. Moraco has served as our Chief Executive Officer and a Director since our separation from our former parent, Leidos Holdings, Inc., in September 2013. Prior to this time, Mr. Moraco served in various positions at Leidos, including serving as the President of its Government Solutions Group from February 2013 to September 2013, as Group President of its Intelligence, Surveillance and Reconnaissance organization from March 2012 to February 2013, as its Executive Vice President for Operations and Performance Excellence from August 2010 to March 2012 and as the Business Unit General Manager of its Space and Geospatial Intelligence Business Unit from 2006 to 2010. Prior to this time, Mr. Moraco was with the Boeing Company from 2000 to 2006 and served as the Deputy General Manager of Space & Intelligence Mission Systems and also the Phantom Works Director of Homeland Security Technology

Integration. Mr. Moraco began his career at Autometric, Inc. in 1984 and served in various leadership roles during his 16 years there supporting the intelligence community until Boeing’s acquisition of Autometric in 2000.

The Board believes that Mr. Moraco’s leadership skills and management ability proven during his tenure as CEO of our company and as an executive officer of our former parent make him highly qualified to serve on our Board. In addition, our Board believes that the company’s Chief Executive Officer should serve on the Board of Directors to help communicate the Board’s priorities to management as well as bring management’s perspective on matters considered by the Board.

Donna S. Morea, age 62 Director	Director since 2013

Ms. Morea is a nationally recognized executive in IT professional services management with over thirty years of experience. From May 2004 until her retirement at the end of 2011, Ms. Morea served as President of CGI Technology and Solutions, Inc., a wholly-owned U.S. subsidiary of CGI Group, one of the largest independent information technology firms in North America. In that role, she led CGI’s IT and business process services in the U.S. and India for large enterprises in financial services, healthcare, telecommunications and government. She currently serves on the Board of Directors of SunTrust Banks, Inc.

The Board believes that Ms. Morea’s executive management experience and information technology expertise provide valuable leadership experience and market knowledge of a significant segment of our business.

Edward J. Sanderson, Jr., age 68 Chair of the Board	Director since 2013

Mr. Sanderson retired from Oracle Corporation in 2002 as an Executive Vice President after having served since 1995. At Oracle, Mr. Sanderson was responsible for Oracle Product Industries, Oracle Consulting and the Latin American Division. Prior to Oracle, he was President of Unisys Worldwide Services and a partner at both McKinsey & Company and Andersen Consulting (now Accenture). He was previously a director of Leidos Holdings, Inc. from 2002 until September 2013, and a director of Quantum Corp. until September 2005.

Mr. Sanderson has over 25 years of experience in senior management in the technology industry and consulting with major commercial and federal government clients on a broad array of issues. His expertise in information technology and leadership experience managing technology businesses, including international operations, provides insights and perspectives that our Board views as important to us as a leading provider of information technology services.

Steven R. Shane, age 59 Director	Director since 2013

Mr. Shane retired in September 2011 as a partner of Accenture plc, a management consulting, technology and outsourcing services firm, after a 30-year career. While at Accenture, Mr. Shane was the Managing Partner of the North America Public Service business for Accenture responsible for Accenture’s U.S. federal, state and local and Canadian federal and provincial business.  He also held several other senior management positions, including those where he led consulting engagements for many of the largest banking institutions in the United States. Following his retirement from Accenture, Mr. Shane joined LH&P, LLC, a boutique consulting company, where he provides strategic, organizational and business advice to senior executives in some of the largest U.S. financial services companies. Mr. Shane also is a member of the Board of Directors and chair of the Audit Committee of ZPower, LLC and serves as an Advisory Board Member for MAXIMUS Federal Services.

Mr. Shane’s expertise in financial matters and the implementation of significant, mission-critical technology systems for the U.S. government as well as state and local governments offer perspectives that our Board considers valuable to us as a leading provider of technical, engineering and enterprise information technology services to government customers.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board of Directors has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.saic.com by clicking on the links entitled “About” followed by “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements relating to corporate governance.

Proxy Access

In February 2016, our Board amended our bylaws to include a “proxy access” provision for director nominations under which eligible stockholders may nominate candidates for election to our Board and inclusion in our Proxy Statement. The “proxy access” provision provides that:

•	an eligible stockholder, or an eligible group of up to 20 stockholders, representing at least 3% of our outstanding shares of common stock,
•	owning those shares continuously for at least three years,
•

can nominate and include in our Proxy Statement director nominees constituting up to 25% of the Board or, if that percentage is not a whole number, the closest whole number below 25%, but not less than two individuals, for election at our annual meeting of stockholders.

These “proxy access” director nominees are subject to certain eligibility, procedural and disclosure requirements as further set forth in Section 3.17 of our bylaws.

Codes of Conduct

All of our employees, including our executive officers, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business.

Our directors also are required to comply with our Code of Business Conduct of the Board of Directors intended to describe areas of ethical risk, provide guidance to directors and help foster a culture of honesty and accountability. This code addresses areas of professional conduct relating to service on our Board, including conflicts of interest, protection of confidential information, fair dealing and compliance with all applicable laws and regulations.

These documents are available on our website at www.saic.com by clicking on the links entitled “About” followed by “Corporate Governance.”

Director Independence

The Board of Directors annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board of Directors, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization with which we have a relationship). The Board of Directors has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange (“NYSE”).

All members of the Audit, Human Resources and Compensation, and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934, as amended (“the Exchange Act”), which requires that they may not accept directly or indirectly any consulting, advisory or other

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compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on an analysis of the responses, the Board of Directors determined that all directors, except for Mr. Moraco because of his role as our Chief Executive Officer, are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment. The Board of Directors considered the following relationships involving Mr. Bedingfield and Dr. Hamre in reaching the conclusion that those relationships did not interfere with the exercise of each of their independent judgment:

•	Mr. Bedingfield’s son, Kenneth Bedingfield, has served as the Chief Financial Officer of Northrop Grumman Corporation since February 2015; and
•

Dr. Hamre is Chairman of the Defense Policy Board Advisory Committee, a committee that advises the Secretary of Defense on foreign policy matters.  The Committee has no role in acquisition issues.  He is also a member of the Board of Trustees of MITRE Corporation, a company that operates federally funded research and development centers.  Dr. Hamre served on the Board of Directors for Leidos Holdings, Inc., our former parent, until September 2016.

Criteria for Board Membership

To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

•	expertise and involvement in areas relevant to our business such as defense, intelligence, science, finance, government or commercial and international business;
•	interpersonal skills, substantial personal accomplishments and diversity as to gender, age, ethnic background and experience;
•	commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;
•	demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and
•

benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board assess its effectiveness through an annual written evaluation process. In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

•	a majority of directors must meet the independence criteria established by the Board of Directors;
•	based upon the range of 7 to 14 directors currently specified in our bylaws, no more than three directors may be an employee of SAIC;
•	only a full-time employee who serves as either the Chief Executive Officer or one of his or her direct reports will be considered as a candidate for an employee director position; and
•	no director nominee may be a consultant to the company.

The Board of Directors expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to the company. In addition, non-employee directors may not serve on the board of directors of more than four other publicly-traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Business Conduct of the Board of Directors.

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Board Leadership Structure

The Board is currently led by a non-executive Chair, Mr. Sanderson, who is an independent director. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, at any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the independent directors will upon nomination and recommendation by the Nominating and Corporate Governance Committee, elect a lead independent director with the responsibilities described in our Corporate Governance Guidelines.

The functions of the non-executive Chair of the Board include:

•	planning the Board’s annual schedule of meetings and agendas, in consultation with the Chief Executive Officer and Corporate Secretary and other directors as appropriate;
•

coordinating with the Chief Executive Officer and the Corporate Secretary to ensure that the Board receives the appropriate quantity and quality of information in a timely manner to enable it to make informed decisions;

•	chairing all meetings of the Board and of the independent directors in executive session and ensure that meetings are conducted efficiently and effectively;
•	facilitating full and candid Board discussions, ensuring all directors express their views on key Board matters and assist the Board in achieving a consensus;
•	working with committee chairs to ensure that each committee functions effectively and keeps the Board apprised of actions taken;
•	building consensus, developing teamwork and a cohesive Board culture and facilitating formal and informal communication with and among directors; and
•	serving as the liaison between the Board and company management.

The Board’s Role in Risk Oversight

As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure. The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Human Resources and Compensation Committee assesses risks potentially arising from the company’s human resources and compensation policies and practices. The Ethics and Corporate Responsibility Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks. The Classified Business Oversight Committee monitors risk review activities applicable to the company’s classified business activities and receives reports from management on particular classified projects involving significant performance, financial or reputational risks. The company also utilizes an internal Enterprise Risk Management Committee, comprised of the senior management that, among other things, works with the Chief Executive Officer, Board Committees and the full Board to establish the overall corporate risk strategy and oversight of policies, systems, processes and training relating to risk matters within the company. This committee reports quarterly to the Audit Committee and annually to the full Board of Directors on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Board of Directors Meetings and Committees

The Board of Directors held six meetings of the entire Board in fiscal 2017. The independent directors met five times during the year, either in executive session of regular board meetings or in separate meetings. Mr. Sanderson, the non-executive Chair of the Board, presides at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During fiscal 2017, no director attended fewer than 75% of the aggregate of the meetings of the Board.  All directors are expected to attend our annual meeting of stockholders.

The Board of Directors has the following principal standing committees: Audit, Classified Business Oversight, Ethics and Corporate Responsibility, Human Resources and Compensation, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our Investor Relations website at investors.saic.com.

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Audit Committee

The current members of the Audit Committee are Robert A. Bedingfield (Chair), Thomas F. Frist, III, Timothy J. Mayopoulos and Steven R. Shane. The Board of Directors has determined that each member of the Audit Committee is independent for purposes of our Corporate Governance Guidelines, as well as for purposes of the requirements of the Exchange Act. In addition, the Board of Directors has determined that each member of the Audit Committee qualifies as an Audit Committee “financial expert” as defined by the rules under the Exchange Act. The backgrounds and experience of the Audit Committee financial experts, other than Mr. Frist, who is not standing for re-election at this year’s annual meeting, are set forth above in “Proposal 1—Election of Directors.”

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the company’s financial statements, including the accounting and financial reporting process; compliance by the company with legal and regulatory requirements; the independent registered public accountants’ qualifications and independence; the performance of the company’s internal audit function; financial reporting risk assessment and mitigation; the company’s systems of disclosure controls and procedures and internal controls over financial reporting; and the preparation of the report to be included in the company’s annual proxy statement.  The specific responsibilities of the Audit Committee are further set forth in its charter and fall into the following categories:

•

Internal Controls and Disclosure Controls—Review and provide feedback on management’s assessment of, and the report on, the effectiveness of the company’s internal control over financial reporting, and the independent, registered public accounting firm’s related report.

•

Independent Audit—Appoint, retain, oversee, evaluate, and if necessary, replace an independent registered public accounting firm, including the lead audit partner, for the purpose of preparing or issuing an audit report on our consolidated financial statements and performing other audit, review or attest services; pre-approve all audit and non-audit services and related fees and evaluate the independent registered public accounting firm’s qualifications, performance and independence, in light of among other things, non-audit services and fees.

•

Internal Audit—Review the qualifications, structure and performance of the internal audit function; review and  approve the company’s internal audit plan; and periodically review findings from completed audits, status of major audits in process, and any significant difficulties, disagreements with management or restrictions encountered in the scope of the Internal Audit Department’s work.

•

Financial Reporting—Review and discuss with management, the independent registered public accounting firm and the internal auditor the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; discuss with the independent registered public accounting firm the auditor’s judgments and recommendations about the accounting principles used to prepare our consolidated financial statements.

•

Ethical and Legal Compliance—Review the effectiveness of our system for monitoring compliance with laws and regulations; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (including procedures for receiving and handling complaints on a confidential and anonymous basis); and evaluate and handle any complaints submitted to or reported to the Audit Committee.

•

Other Responsibilities—Discuss and evaluate our guidelines and policies regarding risk assessment and risk management; discuss our major financial risk exposures and the steps management has taken to monitor and control those exposures; and review our litigation, government investigation and legal compliance matters that could have a significant impact on our financial statements.

The Audit Committee held six meetings in fiscal 2017.

Classified Business Oversight Committee

The current members of the Classified Business Oversight Committee are John J. Hamre (Chair), Deborah B. Dunie, Anthony J. Moraco and Edward J. Sanderson, Jr. The responsibilities of the Classified Business Oversight Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management concerning:

•	the strategic, operational and financial aspects of our classified business activities;
•	reports from management on particular classified projects involving significant performance, financial or reputational risks; and
•	other classified business issues that the Board or management would like the Committee to review.

The Classified Business Oversight Committee held two meetings in fiscal 2017.

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Ethics and Corporate Responsibility Committee

The current members of the Ethics and Corporate Responsibility Committee are Steven R. Shane (Chair), Robert A. Bedingfield, Anthony J. Moraco and Donna S. Morea. Mr. Shane became Chair of the Ethics and Corporate Responsibility Committee on March 23, 2016.  The responsibilities of the Ethics and Corporate Responsibility Committee are set forth in its charter and include:

•	reviewing and making recommendations regarding the ethical responsibilities of our employees and consultants under our administrative policies and procedures;
•

reviewing and assessing our policies and procedures addressing the resolution of conflicts of interest involving us, our employees, officers and directors, or their immediate family members, including related party transactions, and addressing any potential conflict of interest involving us and a director or an executive officer;

•	reviewing compliance with our Code of Conduct by our executive officers and other employees;
•

reviewing and establishing procedures for the receipt, retention and treatment of complaints regarding violations of our policies, procedures and standards related to ethical conduct and legal compliance;

•	reviewing and evaluating the effectiveness of our ethics, compliance and training programs and related administrative policies; and
•

reviewing our policies and practices in the areas of corporate responsibility including, the safety and protection of the environment, charitable contributions and those political, social and environmental issues that may affect our business operations, performance, public image or reputation.

The Ethics and Corporate Responsibility Committee held four meetings in fiscal 2017.

Human Resources and Compensation Committee

The current members of the Human Resources and Compensation Committee are Donna S. Morea (Chair), Deborah B. Dunie, Timothy J. Mayopoulos and Edward J. Sanderson, Jr. In addition, Steven R. Shane served as a member of the Human Resources and Compensation Committee until March 23, 2016, after which Mr. Mayopoulos began his service as a member of that Committee. The Board of Directors has determined that each of the members of the Human Resources and Compensation Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Human Resources and Compensation Committee are set forth in its charter and include:

•	determining the compensation of our Chief Executive Officer and reviewing and approving the compensation of our other executive officers;
•	reviewing and evaluating, with the Chief Executive Officer, the long-range plans for management succession;
•	exercising all rights, authority and functions reserved to them under all of our equity, retirement and other compensation plans;
•	approving and making recommendations to the Board of Directors regarding non-employee director compensation;
•	preparing an annual report on executive compensation for inclusion in our Proxy Statement or annual report on Form 10-K in accordance with the rules and regulations of the SEC; and
•	periodically reviewing our human resources strategy, policies and programs.

The Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in further detail under “Compensation Discussion and Analysis” below.

The Human Resources and Compensation Committee held five meetings in fiscal 2017.

Role of Independent Consultant

The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., Inc. as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant only serves the Committee in an advisory role and does not decide or approve any compensation actions. The consultant reports directly to the Committee and does not perform any services for management. The consultant’s duties include the following:

•	reviewing our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;

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•	reviewing our overall executive compensation program and advising the Committee on evolving best practices;
•

providing independent analyses and recommendations to the Committee on executive officers’ compensation and new compensation and benefits programs that management submits to the Committee for approval; and

•	reviewing the Compensation Discussion and Analysis section of our Proxy Statement.

The consultant interacts directly with members of management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee. The Committee has assessed the independence of Frederic W. Cook & Co., Inc. pursuant to SEC rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee has, at any time, been an officer or employee of ours. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Human Resources and Compensation Committee.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Timothy J. Mayopoulos (Chair), Deborah B. Dunie, Thomas F. Frist, III, John J. Hamre and Edward J. Sanderson, Jr.  The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter and include:

•	evaluating, identifying and recommending director nominees, including nominees proposed by stockholders;
•	reviewing and making recommendations regarding the composition and procedures of the Board of Directors;
•	making recommendations regarding the size, composition and charters of the Board’s committees;
•

developing and recommending to the Board of Directors a set of corporate governance principles, including recommending an independent director to serve as non-executive Chair of the Board or as Lead Director; and

•	developing and overseeing an annual self-evaluation process of the Board of Directors and its committees.

The Nominating and Corporate Governance Committee held three meetings in fiscal 2017.

Director Nominations Process

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for Board membership described on page 9 and our current and future needs.

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To the extent that vacancies on the Board of Directors are anticipated or otherwise arise, the Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist it in developing a list of qualified candidates. The Nominating and Corporate Governance Committee would also consider any stockholder recommendations for director nominees that are properly received.

The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board of Directors with its recommendations. The Board of Directors then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

Stockholder Nominations

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws. Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director, the stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. (If the date of the annual meeting is more than 30 days before or more than 70 days after that anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to that annual meeting and not later than the close of business on the 90th day prior to that annual meeting or the 10th day following the day on which we first publicly announce the date of that annual meeting, whichever occurs later).

The stockholder’s notice must include certain information as provided in Section 3.03 of our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and any other information as would be required to be disclosed in a Proxy Statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of the proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary, so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Mandatory Retirement Policy

The Board has adopted a mandatory retirement age of 75 for independent directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age.

Board of Directors Compensation

The Board of Directors uses a combination of cash retainers, fees and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, the Board of Directors considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of our independent compensation consultant and recommends to the Board of Directors the form and amount of compensation to be provided. The director compensation described below represents the total compensation received by our directors for their service.

The following is a summary of the compensation that we provide to our non-employee directors:

Cash Compensation. Our directors receive a cash retainer for their service on the Board of Directors. For fiscal 2017, the annual retainer was $50,000 and the annual retainer for the Chair of each committee of the Board was an additional $10,000, except for the Chair of the Audit Committee where the annual retainer is an additional $20,000 and the Chair of the Human Resources and Compensation Committee where the annual retainer is an additional $15,000. The annual retainer for the independent Chair of the Board is an additional annual retainer of $160,000. These retainers are paid quarterly in advance. In addition to the cash retainers, non-employee directors also received $2,000 for each meeting of the Board and committee they attended. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director.  The Board of Directors approved a $10,000 increase to the annual retainer for non-employee directors effective January 1, 2017.

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Equity Compensation. Directors are eligible to receive equity awards under our equity incentive plan. For fiscal 2017, each director was granted equity awards consisting of $100,000 in value of restricted stock units and $50,000 in value of options to purchase shares of our common stock.  These equity awards vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled and options remain exercisable for the remainder of the option term.

Deferral Plans. Directors are eligible to defer all or any portion of their cash retainers and fees into our Deferred Compensation Plan.  This plan is described in further detail under the caption “Executive Compensation—Nonqualified Deferred Compensation” below.

Stock Ownership Guidelines and Policies. The Board of Directors believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock with a value of at least five times the amount of the annual cash retainer. Board members are required to hold all shares of stock acquired under our equity programs until this target value has been achieved. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.

The following table sets forth information regarding the compensation earned or paid to our directors for service in fiscal 2017.

Name (1)	Fees earned or paid in cash ($) (2)	Stock awards ($) (3)	Option awards ($) (4)	Total ($)
Robert A. Bedingfield	104,500	100,039	50,004	254,543
Deborah B. Dunie	78,500	100,039	50,004	228,543
Thomas F. Frist, III	82,500	100,039	50,004	232,543
John J. Hamre	82,500	100,039	50,004	232,543
Timothy J. Mayopoulos	96,500	100,039	50,004	246,543
Donna S. Morea	97,500	100,039	50,004	247,543
Edward J. Sanderson, Jr.	244,500	100,039	50,004	394,543
Steven R. Shane	98,500	100,039	50,004	248,543

(1)	Mr. Moraco, our Chief Executive Officer, is not included in this table because he received no additional compensation for his service as a director.
(2)

Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director for annual retainer fees, committee and/or chair fees and meeting fees. Directors are eligible to defer all or any portion of their cash retainers and fees into our Deferred Compensation Plan.

(3)

Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For fiscal 2017, Messrs. Bedingfield, Frist, Hamre, Mayopoulos, Sanderson and Shane and Mses. Dunie and Morea each received 1,752 restricted stock units. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 6 of Notes to Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on March 30, 2017.  At the end of fiscal 2017, the following non-employee directors held the following number of unvested restricted stock units:

Name	Unvested stock units
Robert A. Bedingfield	1,752
Deborah B. Dunie	1,752
Thomas F. Frist, III	1,752
John J. Hamre	1,752
Timothy J. Mayopoulos	1,752
Donna S. Morea	1,752
Edward J. Sanderson, Jr.	1,752
Steven R. Shane	1,752

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(4)

Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Option awards granted to directors vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant.  During fiscal 2017, Messrs. Bedingfield, Frist, Hamre, Mayopoulos, Sanderson and Shane and Mses. Dunie and Morea were each issued nonstatutory options to purchase 4,732 shares of our common stock. At the end of fiscal 2017, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock.

Name	Aggregate shares subject to outstanding options
Robert A. Bedingfield	24,322
Deborah B. Dunie	9,030
Thomas F. Frist, III	28,232
John J. Hamre	9,030
Timothy J. Mayopoulos	9,030
Donna S. Morea	24,322
Edward J. Sanderson, Jr.	28,232
Steven R. Shane	24,322

Related Party Transactions

The Board of Directors has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board of Directors has delegated to the Ethics and Corporate Responsibility Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee.

In determining whether to approve or ratify a related party transaction, the Ethics and Corporate Responsibility Committee considers, among other factors it deems appropriate, the following factors:

•	potential benefits to us;
•	the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us; and
•

whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

In deciding to approve a transaction, the Committee may, in its sole discretion, impose any conditions as it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Ethics and Corporate Responsibility Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Ethics and Corporate Responsibility Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during fiscal 2017 in which any related party had a direct or indirect material interest.

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Communications with the Board of Directors

Any interested party may communicate with the Chair of the Board and the Chairs of our Audit, Ethics and Corporate Responsibility, Human Resources and Compensation, and Nominating and Corporate Governance Committees on Board-related issues by sending an e-mail to:

•	boardchair@saic.com;
•	auditchair@saic.com;
•	compensationchair@saic.com; or
•	ethicschair@saic.com.

You may also write to them or to any other director, the independent directors as a group or the Board of Directors generally at the following address:

SAIC

Attention: Corporate Secretary

1710 SAIC Drive

McLean, VA 22102

Relevant communications will be forwarded to the recipients noted in the communication. Communications sent to the Board of Directors or the independent directors as a group will be forwarded to the Chair of the Board.

PROPOSAL 2 – ADVISORY VOTE (Non-binding) ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read our Compensation Discussion and Analysis section (CD&A) contained herein, which describes in detail how we closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:

•

pay for performance by tying a majority of an executive officer’s compensation to the attainment of financial and other performance measures that, the Board believes, promotes the creation of long-term stockholder value and position the company for long-term success;

•	generally provide the same types of benefits for executive officers as other employees, with no pension or death benefits for executive officers;
•	target total direct compensation at the median level among companies with which we compete for executive talent;
•	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results, or if an executive officer is involved in misconduct;
•	require our executive officers to own a significant amount of shares of our common stock;
•	avoid incentives that encourage unnecessary or excessive risk-taking; and
•	compete effectively for talented executives who will contribute to our long-term success.

The Human Resources and Compensation Committee and the Board of Directors believe that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This non-binding, advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation programs and policies by voting on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material as set forth in this Proxy Statement.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board of Directors or the Human Resources and Compensation Committee of the Board of Directors.  However, as an expression of our stockholders’ view, the Human Resources and Compensation Committee considers the vote when making future executive compensation decisions.

At our 2014 annual meeting of stockholders, the stockholders of the company recommended one year as the frequency of advisory voting on the compensation of our named executive officers.  We have had annual Say-on-Pay votes since our 2014 annual meeting.  The next Say-on-Pay vote will be held at the 2018 annual meeting of stockholders.

Vote Required

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve Proposal 2. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. This advisory vote on executive compensation is non-binding.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the non-binding, advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) provides important information about our executive compensation philosophy and programs for fiscal 2017. In addition, this CD&A describes compensation decisions made by our Human Resources and Compensation Committee of the Board of Directors (sometimes referred to in this Section as the Committee), which is responsible for overseeing the compensation programs for all of our executive officers, including the officers named in the executive compensation tables in this proxy statement (named executive officers). Our named executive officers for fiscal 2017 are as follows:

Name	Title
Anthony J. Moraco	Chief Executive Officer
Charles A. Mathis*	Chief Financial Officer
Maria M. Bishop**	Former Interim Chief Financial Officer
John R. Hartley***	Former Chief Financial Officer
Nazzic S. Keene	Sector President, Global Markets & Missions
Douglas M. Wagoner	Sector President, Services & Solutions
Steven G. Mahon	General Counsel & Corporate Secretary

___________________________________

*Mr. Mathis became our Chief Financial Officer effective November 14, 2016.

**Ms. Bishop served as our Interim Chief Financial Officer from July 1, 2016 to November 13, 2016.

***Mr. Hartley served as our Chief Financial Officer in fiscal 2017 until June 30, 2016.

Executive Summary

Fiscal 2017 Business Highlights

In fiscal 2017, we continued the successful execution of our strategy, highlighted by our ability to drive sustainable value creation across our businesses, while executing across our contracts and expanding and growing our contract opportunities to drive our future success.

The company successfully delivered on its long-term financial targets, notably in the areas of margin expansion and cash flow generation.  Key business highlights for fiscal 2017 include the following:

•

Full year book-to-bill ratio of 1.2, the highest in the three year history of the company. The book-to-bill ratio represents contract bookings to revenue and a ratio greater than 1.0 reflects a growing backlog to support revenue growth.

•	Revenues of $4.450 billion, total growth of 3% from fiscal 2016.
•	Operating income of $271 million representing 6.1% of revenues, compared to 5.3% in fiscal 2016.
•

Adjusted EBITDA, a non-GAAP measure, of $330 million representing 7.4% of revenues, compared to 7.2% in fiscal 2016. Adjusted EBITDA is further defined and reconciled to the most directly comparable GAAP financial measure in the Appendix to this Proxy Statement.

•	Solid operating cash flow of $273 million, an increase of 20.8% from fiscal 2016.
•	Our stock price substantially outperformed the market as we delivered total shareholder return (TSR) of 98% for fiscal 2017 and 140% over the 3-year period commencing fiscal 2015.

As a result of the strong business and financial accomplishments in fiscal 2017, the company created shareholder value, largely measured by TSR.  The following graph shows the growth of our TSR measured as of the end of fiscal 2017:

COMPENSATION DISCUSSION AND ANALYSIS

•	During fiscal 2017, we declared and paid $54 million in dividends to shareholders – four recurring, quarterly dividends of $0.31 per share.
•	During fiscal 2017, we repurchased approximately 2.4 million shares or $149 million in open market transactions.

Summary of Compensation Philosophy

The company continues to have a “pay for performance” compensation philosophy aimed at attracting and retaining quality executive talent and rewarding our executive officers through variable compensation while providing a smaller portion of their overall compensation in the form of base salary. This philosophy serves to both encourage and recognize performance excellence and helps drive stockholder value.

The charts below depict each element of total target direct compensation and demonstrate how compensation is weighted towards variable compensation (annual, short-term cash and long-term restricted stock units (RSUs) and stock options, and performance share plan incentives). 1

CEO
16%
Base Salary
19%
Short Term
Cash Incentives
16%
Stock Options
16%
RSUs
33%
Performance
Shares

(1

) The charts above represent total target direct compensation for all active named executive officers and do not reflect additional compensation paid to Ms. Bishop for her role as Interim Chief Financial Officer, sign-on award paid to Mr. Mathis for joining the company as our current Chief Financial Officer or compensation paid to Mr. Hartley, our former Chief Financial Officer, under the terms of a Settlement Agreement and General Release. The details of all executive officer compensation are provided in the “Executive Compensation” section of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Total direct compensation for executive officers is targeted to be at approximately median levels of compensation of comparable positions in publicly traded companies of our size and in our industry.  However, actual earned compensation varies above or below the median level based on the degree to which specific performance goals are achieved, changes in our stock value over time and the individual performance of each executive officer.

As indicated above, base salary represents a smaller portion of overall compensation than variable compensation. The allocation of a meaningful portion of overall compensation to annual cash incentive awards reflects the principle that a substantial portion of total compensation should reflect the actual achievement of predetermined goals. The allocation of a substantial portion of overall compensation for our executive officers to long-term incentives supports long-term value creation and aligns the interests of our executive officers with those of our stockholders. Performance share awards to our executive officers in fiscal 2017 are directly related to the achievement of cumulative operating income and annual operating cash flow over a three-year period commencing in fiscal 2017. A combination of performance share awards, stock options and time-based RSUs provide an appropriate balance of medium-term and long-term incentives.

By aligning significant portions of executive officers’ compensation with profitable growth and operating cash flow, a substantial portion of total compensation for our executive officers is directly linked to stockholder return.

Based on performance delivered by the company in fiscal 2017, the calculated payout of the short-term financial portion of annual incentives was 101.1% of target as discussed in greater detail on page 26.  For fiscal 2017, the Committee determined to apply a leadership score of 1.0 to the calculated cash incentive awards of the Chief Executive Officer and each other named executive officer.  Our first performance share awards as an independent company were granted for the fiscal 2015-2017 performance period and were earned at 99.8% of target ending fiscal 2017.

Governance of Our Compensation Programs

Our compensation programs incorporate best practices regarding corporate governance, risk mitigation and alignment of executive officers’ interests with stockholders’ interests. Following are key features of our compensation practices:

At SAIC, we ….

•	Believe in pay for performance - simply put we reward those who perform.
•	Conduct an annual review by the Committee to establish a group of comparable companies to be used in compensation decisions.
•	Review and consider feedback provided by our stockholders related to executive compensation matters.
•	Mitigate against imprudent risk-taking through balancing features in the design of our compensation programs.
•	Subject cash and equity-based incentive compensation to a “clawback” policy if there is a material restatement of our financial results for any reason or if the employee was involved in misconduct.
•	Require significant stock ownership under our stock ownership guidelines.
•	Use an independent compensation consultant who reports directly to the Committee.
•	Provide “double-trigger” provisions for certain change in control benefits.

At SAIC, we do not….

•	Permit cash out or re-pricing of underwater stock options.
•	Guarantee any bonus payouts to executive officers.
•	Provide employment agreements for executive officers.
•	Provide golden parachute excise tax gross-ups on change in control benefits.
•	Permit hedging or pledging of company stock or purchasing company stock on margin by our executive officers.
•	Offer pension benefits to our executive officers or other employees.
•	Provide excessive perquisites for executive officers that are not available to other employees.

COMPENSATION DISCUSSION AND ANALYSIS

Results of Stockholder Advisory Vote

Based on our stockholder advisory vote at our 2016 annual stockholders meeting, commonly referred to as a Say-on-Pay vote, our stockholders approved the compensation of our named executive officers, with approximately 96% of stockholder votes cast in favor of our 2016 Say-on-Pay resolution. The Committee, which is composed exclusively of independent directors, views this level of support for our executive compensation programs as indicative of broad stockholder agreement with the pay for performance philosophy on which our executive compensation programs are premised. Accordingly, the Committee determined not to make any significant changes to our programs as a result of the Say-on-Pay vote at our 2016 annual stockholders meeting.  The Committee will continue to consider the outcome of our Say-on-Pay votes and our stockholder views when making future compensation decisions for our named executive officers.

We welcome feedback from stockholders regarding our executive compensation programs, which are described in more detail below. Stockholders desiring to communicate with the Board of Directors or the Human Resources and Compensation Committee may do so as described under “Communications with the Board of Directors” in this Proxy Statement. The Committee will take into account stockholder votes on Say-on-Pay resolutions when evaluating our compensation philosophy and changes to our compensation programs and practices. See “Proposal 2 – Advisory Vote (Non-Binding) on Executive Compensation” in this Proxy Statement for additional information on our 2017 Say-on-Pay resolution.

   Elements and Objectives of Our Compensation Programs

Under the direction of the Committee, we provide the following principal elements of compensation to our executive officers:

Base Salary. We provide a fixed base salary to our executive officers based on their level of responsibility, expertise, skills, knowledge and experience and on competitive peer company and other applicable market data. We generally target our executive officers’ base salaries at the median of the competitive market. Consistent with our philosophy of tying pay to performance, base salary represents a smaller portion of overall compensation than variable compensation.

Variable Incentive Compensation. We use a combination of cash and equity incentive awards to foster and reward performance in key areas over short-term and long-term timeframes. Our annual cash incentive awards are based upon performance against predetermined goals for the fiscal year in order to encourage and reward contributions to our annual financial, operating and strategic objectives. We provide equity incentive awards to our executive officers to motivate them to stay with us and build stockholder value through their future performance. Stock options, in particular, aid in employee retention and motivate our executive officers to build stockholder value because they may realize value only if our stock appreciates over the seven-year option term. The Committee generally does not consider an executive officer’s current stock or option holdings in making additional equity awards.

COMPENSATION DISCUSSION AND ANALYSIS

The following chart summarizes the relevant performance measures and time frames used for the variable pay elements in our program for fiscal 2017:

Other Benefits. We also provide our executive officers with benefits generally available to other employees, such as participation in our health and welfare benefits, deferred compensation and retirement programs. Our executive officers are also entitled to certain executive severance benefits if their employment is ended due to an organizational restructure, shift in business priorities, change in leadership skill requirements or certain other terminations of employment.  In fiscal 2017, we implemented an executive health benefit plan for certain executive officers. The program provides these executive officers with a comprehensive medical assessment and personalized preventive strategies to maintain and improve personal health.

Committee Process for Determining Direct Compensation

At the beginning of each fiscal year, the Committee reviews and approves the following elements of direct compensation to be provided to our executive officers:

•	base salary for the upcoming year;
•	payout range for the cash incentive awards that may be earned for the upcoming year and the performance goals and criteria upon which the amount of the awards will be determined;
•	mix and amount of equity incentive awards to be granted to our executive officers; and
•

payout range for performance share awards, if any, that may be earned for the performance period beginning in that fiscal year and the performance period, goals and criteria upon which the amount of the awards for the relevant performance period will be determined.

In determining the amounts of direct compensation to be awarded to our executive officers, the Committee considers the company’s overall performance and competitive market data for our compensation peer group.

Company performance is the primary factor in determining variable compensation. The amount of any cash incentive awards to be paid upon completion of the fiscal year are determined based upon our achievement of financial goals set at the beginning of the fiscal year and a leadership component; however, the Committee retains the ability to use negative discretion to reduce the payouts when appropriate.

Individual performance is a factor in setting base salaries. In determining base salaries for our executive officers, the Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the Chief Executive Officer and the Chief Human Resources Officer. The Committee also considers market data, analyses, and recommendations regarding executive officer compensation provided by Frederic W. Cook & Co., its independent compensation consultant. The executive officers do not propose their own compensation.

COMPENSATION DISCUSSION AND ANALYSIS

Assessing Chief Executive Officer Performance. In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that typically are established and agreed upon at the beginning of the fiscal year. Formal input is received from the independent directors and the executive leadership team. The Committee also considers the Chief Executive Officer’s leadership contributions towards the company’s performance, including financial results, development and achievement of strategic objectives, progress in building capability among the executive leadership team and corporate governance leadership, as well as market data and analysis and recommendations provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors.  The Chief Executive Officer does not propose his own compensation and is not present for discussions of his performance and compensation. The Chair of the Board and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer.

Committee reviews and modifies our compensation peer group annually. The Committee compares the amount of direct compensation we provide to our executive officers to that provided by companies with whom we compete for executive talent with similar roles and responsibilities. To complete this effort, the Committee establishes a peer comparator group for each fiscal year and benchmarks each element of direct compensation (including salary and cash and equity incentives) to be provided to our executive officers against that provided by other publicly traded engineering, information technology, consulting and defense companies, which we refer to as our “compensation peer group.” The compensation peer group used for determining fiscal 2017 target compensation consisted of the following 15 companies and reflects the removal of AECOM Technology Corporation, Exelis, Inc and URS Corporation as well as the addition of Harris Corporation, L-3 Technologies, Inc., and Teradata Corporation:

Booz Allen Hamilton	Jacobs Engineering Group, Inc.	Orbital ATK
CACI International Inc	L-3 Technologies, Inc.	Rockwell Collins, Inc.
CGI Group, Inc.	Leidos, Inc.	Teradata Corporation
Engility Holdings, Inc.	ManTech International Corporation	Tetra Tech, Inc.
Harris Corporation	MAXIMUS, Inc.	Unisys Corporation

This compensation peer group consists of companies that we believe have similar revenues and industry focus to ours, as well as companies against which we compete for talent and stockholder investment. The compensation peer group is structured so that no company within the group has annual revenues greater than three times or less than approximately one-third of our estimated revenues for the fiscal year in which the peer group is reviewed. For comparison purposes, for fiscal 2017, our estimated annual revenues were at approximately the 51st percentile of the revenues of the compensation peer group. In addition to the compensation peer group, data from three broad-based third-party surveys (conducted by Aon Hewitt, Willis Towers Watson and Radford Technology, respectively) is compiled and provided for the Committee’s consideration regarding compensation that other comparably-sized companies provide to their chief executive officer, chief financial officer and other members of senior management. The identity of the individual companies comprising the survey data is not disclosed to the Committee in its evaluation process. The Committee considers this survey data and analysis along with the compensation peer group data when evaluating appropriate levels of direct compensation. To be competitive in the market for our executive-level talent, we generally target overall compensation for our executive officers at approximately the market median, although the actual cash incentive awards paid and performance shares earned vary based on operating performance and may therefore generate realized compensation that is higher or lower than the market median.

Chief Financial Officer Transition

On March 24, 2016, the company announced the departure of John R. Hartley, Executive Vice President and Chief Financial Officer, effective as of June 30, 2016. In connection with Mr. Hartley’s departure, we entered into a Settlement Agreement and General Release (Settlement Agreement) dated as of June 8, 2016 with Mr. Hartley.

Following Mr. Hartley’s departure, Ms. Bishop became the company’s Interim Chief Financial Officer on July 1, 2016 and served in that role until November 13, 2016.

On November 14, 2016, Mr. Mathis was appointed as the company’s Executive Vice President and Chief Financial Officer.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation details for each named executive officer is outlined in the “Executive Compensation” section of this Proxy Statement.

Components of Fiscal 2017 Compensation Programs

Base Salary

In reviewing and approving the fiscal 2017 base salaries for our named executive officers and other executive officers, the Committee considered its independent consultant’s analysis of pay levels among the compensation peer group and survey data, which indicated that base salaries for our named executives officers were generally competitive relative to the peer group median and to survey data median for all executive officers.  Actual individual base salary amounts also reflect the Committee’s judgment with respect to each executive officer’s responsibility, performance, experience and other factors, the individual’s historical compensation and any retention concerns. The Committee reviews executive officers’ base salaries annually or at the time of a promotion or a substantial change in responsibilities based on the above-described criteria.

The fiscal 2017 base salaries and the percentage increases in their salaries from fiscal 2016 for our named executive officers are set forth below:

Name	FY17 Base Salary	Percentage Increase from FY16 Base Salary
Anthony J. Moraco	$1,000,000	0%
Charles A. Mathis	$500,000	n/a
Maria M. Bishop	$306,000	9.3%
John R. Hartley	$565,000	0%
Nazzic S. Keene	$595,000	3.5%
Douglas M. Wagoner	$565,000	5.6%
Steven G. Mahon	$425,000	6.3%

Annual Cash Incentive Awards

Each named executive officer’s total fiscal 2017 short-term incentive cash bonus depended upon the achievement of specific financial performance goals approved by our Committee and described below.

Performance goals for cash incentive awards. At the beginning of each fiscal year, the Committee sets and approves threshold, target and maximum performance goals for the upcoming year based on objective financial goals. Further, the Committee also reviews and approves the corresponding target cash incentive awards based upon the achievement of those goals. No amount is payable for below-threshold performance. When threshold performance is met, payouts are determined on a straight-line basis between threshold and target performance and between target and maximum performance.

Under our short-term incentive plan for fiscal 2017:

•	The award was determined by our company performance as well as a leadership component.
•

The company’s financial component uses revenue, operating income and cash flow generation as financial performance measures, which directly aligns to our overall strategy and supports and increases stockholder value.

COMPENSATION DISCUSSION AND ANALYSIS

•

The leadership component considers both business leadership competencies as well as people leadership competencies and can be used to modify and apply discretion to the final award amount based on the executive officer’s performance during the year.

•

The fiscal 2017 plan includes an overall funding threshold of $150 million of EBITDA, which qualifies the plan as a performance-based plan and allows deductibility under Internal Revenue Code Section 162(m). EBITDA is further defined in the Appendix to this Proxy Statement.

Performance measures for fiscal 2017. The financial performance measures for fiscal 2017 are closely aligned with the company’s shareholder value creation approach.  The shareholder value creation approach states that the company targets the following on average and over time: low single-digit revenue growth and margin improvement of 10 to 20 basis points and annual operating cash flow of approximately $240 million.

The financial performance measures, their relative weightings, the targeted and maximum achievement levels and actual performance for our short-term incentive program for fiscal 2017, as approved by the Committee, were as follows:

Short Term Incentive

	Weight	Threshold	Target	Maximum	Actual	% of Target Achieved	Payout %	2016 Actual
Financial Measures
Revenue	30%	$3.910B	$4.600B	$5.290B	$4.441B	96.5%	89.6%	$4.284B
Operating Income	50%	$216M	$288M	$360M	$271M	94.1%	88.2%	$227M
Operating Cash Flow	20%	$175M	$233M	$292M	$273M	116.9%	150.8%	$226M
Weighted Average for Financial Goals							101.1%

Determination of cash incentive award amounts. For fiscal 2017, the Committee set the target amount of the cash incentive award at 125% of base salary for the Chief Executive Officer and between 65% and 85% of base salary for the other named executive officers, based on applicable market data. In determining the payout level amount, the Committee applies the weighted average payout for financial goals (101.1% in fiscal 2017 as calculated in the table above) to the target cash incentive amount and further applies a leadership factor determined by the Committee for the CEO, and with input from the CEO for the additional executive officers.  For fiscal 2017, the Committee determined to apply a leadership score of 1.0 to the calculated cash incentive awards of the Chief Executive Officer and each other named executive officer. For our active named executive officers, the target cash incentive award amounts as a percentage of base salary and award amounts earned by each active named executive officers in fiscal 2017 were as follows:

Name	Base Salary	STI Target as a % of Base Salary	Financial Score	Cash Incentive Amount Paid
Anthony J. Moraco	$1,000,000	125%	101.1%	$1,264,205
Charles A. Mathis[1]	$500,000	85%	101.1%	$94,098
Nazzic S. Keene	$595,000	85%	101.1%	$511,497
Douglas M. Wagoner	$565,000	85%	101.1%	$485,708
Steven G. Mahon	$425,000	65%	101.1%	$279,389

(1)	Since Mr. Mathis did not join the company until November 2016, he received a pro-rated cash incentive award for fiscal 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Awards

We generally target our named executive officers’ long-term incentive awards at the median of the competitive market. In fiscal 2017, we provided the following forms of long-term incentive compensation to our executive officers:

Performance Shares - Incentivize our executive officers to achieve specific measurable financial goals over a three-year performance cycle.  Earned shares vest and are issued at the end of the performance cycle and range from 0% for below threshold performance to 150% of target number of shares for maximum performance.  Performance share awards are granted in overlapping annual cycles and serve as a tool to retain our key executive officers.  Dividend equivalents are accumulated in cash and are paid at the end of the three-year performance cycle to the extent that the underlying share awards are earned.

Restricted Stock Units - Align pay and company performance as reflected in our stock price, encourage retention of our executive officers' services and promote continued investment by our executives in company stock.  RSUs vest in 25% installments at the end of each of the first four years following grant.  Dividend equivalents on unvested RSUs accumulate in cash and are paid when and if the underlying RSUs vest.

Stock Options - Strongly align executive officer and stockholder interests by having value only if the stock price increases over the term of the option. Stock Options vest in 33% installments at the end of each of the first three years following grant and expire at the end of the seventh year.

Fiscal 2017 - 2019 Performance Share Awards

For fiscal 2017, 50% of the long-term incentives awarded to our executive officers was provided in the form of performance shares (valued at target payout). The performance measures and weightings for these awards are as follows:

Performance Measures	Weighting	Description
Cumulative Operating Income	60%	Achievement is measured cumulatively over the three-year period
Annual Operating Cash Flow	40%	An annual target for each year is set at the beginning of the performance period

At the beginning of each three-year performance period, the Committee establishes the performance measures to be used for that performance period, their weightings and the levels of performance on those measures that will generate threshold, target, and maximum payouts.  The number of the performance shares delivered at the end of the three-year performance cycle may range from 0% for below threshold performance to 50% for threshold performance and up to 150% for maximum performance.  When the performance threshold is met, payouts are determined on a straight-line basis for performance levels between threshold and target and between target and maximum.  For performance share awards granted in fiscal 2017, the annual financial metrics are based on operating cash flow and the cumulative financial metrics are based on operating income.

These financial goals are consistent with the financial goals established for our short-term cash incentive plan, are closely aligned with the company’s long-term financial strategy and are consistent with our overall value creation strategy. Achievement and payouts for each of the above goals will be determined separately by the Committee at the conclusion of fiscal 2019.

COMPENSATION DISCUSSION AND ANALYSIS

Certification of Fiscal 2015-2017 Performance Share Plan Awards. The Compensation Committee reviewed and approved performance against pre-established targets for the Fiscal 2015-2017 plan.

FY15-17 PSP Payout

		Weight	Threshold 50%	Target 100%	Maximum 150%	Actual	% of Target Achieved	Payout %
Cumulative Operating Income
	FY15-17	60%	$776M	$873M	$944M	$832M	95.3%	78.9%
Operating Cash Flow
	FY15	40%	$164M	$180M	$189M	$277M	153.7%	150.0%
	FY16		$222M	$241M	$256M	$243M	100.8%	106.9%
	FY17		$230M	$262M	$283M	$277M	105.9%	136.7%
Weighted Average for Financial Goals								99.8%

Other Benefits Provided in Fiscal 2017

In addition to the elements of direct compensation described above, we also provide our executive officers with the following benefits:

Health and welfare benefits. Our executive officers are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent. Additionally, certain of our executive officers became eligible to participate in a physical health program beginning in fiscal 2017. The program provides these executive officers with a comprehensive medical assessment and personalized preventive strategies to maintain and improve personal health.

Retirement benefits. Our executive officers are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. Currently, we provide matching contributions to eligible participants’ retirement plan accounts based on a percentage of their eligible compensation under applicable rules. The average amount of contributions we made to the retirement plan accounts of our named executive officers in fiscal 2017 was approximately $9,967. The Committee believes that these contributions to this retirement program permit our executive officers to save for their retirement in a tax-effective manner, are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Deferred compensation plans. To provide other tax-deferred means to save for retirement, we maintain a deferred compensation plan that allow our named executive officers and other eligible participants to elect to defer all or a portion of any cash incentive awards granted to them under our incentive plans and a portion of their eligible salary. We make no contributions to named executive officers’ accounts under these plans. Vested deferred balances under the plans will generally be paid upon retirement or termination. This plan is described in more detail under “Nonqualified Deferred Compensation” below in this Proxy Statement.

Perquisites and personal benefits. We do not provide excessive perquisites or personal benefits to our executive officers that are not otherwise available to other employees.

Other Policies and Considerations

Assessment of Risks in our Compensation Programs

In the design and oversight of our compensation programs for executive officers and all employees, the Committee, with assistance from the Committee’s independent consultant and management, assesses risks related to our pay practices and incentive programs. The risk assessment is focused on identifying risks associated with our compensation programs and the mix of each type of compensation element we provide to our executive officers and all employees, as well as the measures that the Company may employ to mitigate those risks. The Committee believes that the following

COMPENSATION DISCUSSION AND ANALYSIS

features of our compensation programs effectively mitigate excessive risk taking that could harm our value or reward poor judgment by our executive officers or other employees:

•	short-term incentive measures are balanced among different financial measures, with goals that are intended to be achievable upon realistic levels of performance;
•	significant weighting towards long-term incentive compensation promotes long-term decision making and discourages short-term risk taking;
•	maximum payouts are capped at levels that do not reward excessive risk-taking;
•	goals are based on company performance measures, which mitigates excessive risk-taking within any particular business operation;
•	our compensation recoupment policy allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and
•	our stock ownership guidelines encourage a long-term perspective.

Equity Award Grant Practices

The Committee is responsible for the administration of our equity incentive plans. Generally, in advance of each fiscal year, the Committee will select predetermined dates on which equity awards will be granted to our employees, including our executive officers, during the following fiscal year. These grant dates are selected to occur after the dates we anticipate releasing our annual or quarterly financial results. We generally grant equity incentive awards to our directors, executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee predetermines four quarterly dates on which any additional equity incentive awards may be made to eligible executive officers or other employees in connection with an offer of employment, for retention purposes or to recognize performance. The Committee approves all equity awards made to our executive officers.

The exercise price of any option grant is determined by reference to the fair market value of the shares on the grant date, which our  Amended and Restated 2013 Equity Incentive Plan defines as the closing sales price of our common stock on the New York Stock Exchange on the trading day immediately preceding the grant date.

Stock Ownership Guidelines

We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. We have adopted stock ownership guidelines for our executive officers that require them to accumulate and maintain stockholdings calculated as a multiple of their base salary, depending on their role. The Chief Executive Officer is required to accumulate and hold shares with a value of five times his base salary and other named executive officers are required to accumulate and hold shares with a value of three times their base salaries. Absent pre-approval, executive officers must hold 100% of the net shares acquired under our equity incentive programs until the applicable multiple of base salary is achieved.  Mr. Moraco, Ms. Keene and Mr. Wagoner satisfied their ownership goals. Mr. Mathis and Mr. Mahon were hired more recently and are making progress toward achievement of their respective ownership goals.

Prohibition on Hedging or Pledging Company Stock or Purchasing “On-Margin”

We have established policies for our executive officers that prohibit certain short-term or speculative transactions in our securities that may carry a greater risk of liability for insider trading violations and also create an appearance of impropriety. For example, with respect to our securities, our executive officers are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. In addition, we prohibit our executive officers from pledging company stock as collateral for a loan or purchasing company stock “on margin.” Further, our executive officers are required to obtain pre-clearance from our General Counsel for all transactions in our securities.

“Clawback” or Compensation Recoupment Policy

Under our “clawback” or compensation recoupment policy, the Committee may require executive officers and other employees who receive incentive compensation to return cash and equity incentives if there is a material restatement of the financial results upon which the incentive compensation was originally based. If the Committee determines that recovery is appropriate, we will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.

COMPENSATION DISCUSSION AND ANALYSIS

The policy also provides for recovery of cash and equity incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In that situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.

We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Post-Employment Benefits

We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the company.

Upon certain terminations of employment, including death, disability, retirement or a change in control, our employees, including our named executive officers, may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro rata basis, depending on the nature of the event and the type of the award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments upon Termination or a Change in Control” in this Proxy Statement.

Executive Severance and Change in Control Policy

We maintain an executive severance and change in control policy which specifies the compensation and benefits payable in connection with certain termination events for our executive officers in both change in control and non-change in control events as further described in this Proxy Statement under “Executive Compensation—Potential Payment upon Termination or a Change in Control.”  We believe that this policy provides an important benefit to us by helping alleviate any concern the executive officers might have during a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that this policy is an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

There are no excise tax gross-up provisions authorized by the policy.  This policy renews for successive one-year terms each year, unless the company provides notice to the eligible executive officers of either amendments to the policy or termination of the policy or has provided notice to an individual eligible executive officer that he or she is no longer eligible for the policy no later than October 1 of the term year.  This annual term permits the Committee to regularly review the amount of benefits that would be provided to our executive officers in connection with certain termination events and to consider whether to continue providing those benefits.

Tax Deductibility of Executive Compensation

We generally attempt to provide compensation that is structured to maximize favorable tax benefits for us. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to the Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Financial Officer). Qualified performance-based compensation will not be subject to this deduction limit if certain requirements are met.

The Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing and implementing our compensation programs and arrangements. As indicated above, our target cash incentive awards and our performance share award payouts are determined based upon the achievement of certain predetermined financial performance goals under a stockholder-approved plan, which is intended to permit us to deduct those amounts pursuant to Section 162(m).

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Donna S. Morea (Chair)

Deborah B. Dunie

Timothy J. Mayopoulos

Edward J. Sanderson, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers. The compensation set forth below was earned for service to SAIC during fiscal 2017, and, if applicable, during fiscal 2016 and fiscal 2015.  All compensation is disclosed, whether or not such amounts were paid in such year:

Name and principal position	Fiscal Year (1)	Salary ($)	Bonus ($) (2)	Stock awards ($) (3)	Option awards ($) (3)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
Anthony J. Moraco Chief Executive Officer	2017	1,038,462	-	3,187,545	1,062,502	1,264,205	16,568	6,569,282
	2016	985,577	-	3,075,011	1,025,008	1,288,800	10,831	6,385,227
	2015	905,769	-	2,775,040	925,003	1,144,410	16,026	5,766,248
Charles A. Mathis Executive Vice President and Chief Financial Officer	2017	105,769	120,000	400,072	-	94,098	100,597	820,536
Maria M. Bishop Senior Vice President and Former Interim Chief Financial Officer	2017	312,770	100,000	372,260	57,375	185,686	11,151	1,039,242
John R. Hartley(6) Former Executive Vice President and Chief Financial Officer	2017	499,808	-	-	-	-	1,295,988	1,795,796
	2016	556,346	-	847,569	282,508	464,210	10,898	2,161,531
	2015	494,216	-	780,052	260,001	455,702	27,080	2,017,051
Nazzic S. Keene Sector President	2017	614,039	-	892,539	297,506	511,497	16,677	2,332,258
	2016	570,192	-	862,577	287,511	524,918	11,552	2,256,750
	2015	540,384	-	825,064	275,004	481,993	13,131	2,135,576
Douglas M. Wagoner Sector President	2017	580,961	-	847,573	282,510	485,708	15,962	2,212,714
	2016	526,346	-	802,546	267,501	488,402	10,927	2,095,722
	2015	477,500	-	735,040	245,004	429,412	13,895	1,900,851
Steven G. Mahon Executive Vice President and General Counsel	2017	436,539	-	398,450	132,823	279,389	52,998	1,300,199

(1)	Compensation is provided only for fiscal years for which each individual qualified as a named executive officer.
(2)	This column reflects bonus payments made to Mr. Mathis as inducement to join SAIC and to Ms. Bishop in recognition of her role as interim Chief Financial Officer for a portion of fiscal 2017.
(3)

These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The awards shown in the “Stock awards” column in the above table include restricted stock units and performance share awards. Values for those performance share awards are computed based on the number of shares allocated to the probable outcome of the performance conditions as of the grant date of the award. Assuming the highest level of the performance conditions is achieved, the value of the fiscal 2017 performance shares awards in the “Stock Awards” column would be as follows: Mr. Moraco, $3,187,518; Ms. Bishop, $172,182; Ms. Keene, $892,512; Mr. Wagoner, $847,546; and Mr. Mahon, $398,450.  As a result of Mr. Hartley’s departure, he did not receive a stock award grant in fiscal 2017. Mr. Mathis joined SAIC on November 14, 2016 and did not receive a performance share award. Mr. Mathis received a restricted stock unit award of $400,072 in December 2016 as inducement to join SAIC. Ms. Bishop received a restricted stock unit award of $200,078 in December 2016 in recognition of her role as Interim Chief Financial Officer for a portion of fiscal 2017.

The awards shown in the “Option awards” column are not subject to performance conditions. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, please refer to Note 6 of Notes to Consolidated and Combined Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 30, 2017. As a result of Mr. Hartley’s departure, he did not receive an option award grant in fiscal 2017.

(4)

Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award program for performance in fiscal 2017. The threshold, target and maximum payouts are shown in the “Grants of Plan-Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”

EXECUTIVE COMPENSATION

(5)

Amounts shown in this column for fiscal 2017 include matching contributions made by the company in the SAIC Retirement Plan on behalf of our named executive officers as follows: Mr. Moraco, $12,138; Mr. Mathis, $2,308; Ms. Bishop, $11,151; Mr. Hartley, $8,862; Ms. Keene, $11,577; Mr. Wagoner, $11,562; and Mr. Mahon, $12,169. Amounts shown in this column also include payments or reimbursements of fees during fiscal 2017 related to the executive health benefit on behalf of our named executive officers as follows: Mr. Moraco, $4,430; Ms. Keene, $4,200, and Mr. Wagoner, $4,400. Further, the amount shown for Mr. Mathis includes (a) payments or reimbursements for relocation costs of $62,235 and (b) payments or reimbursements for taxes on imputed income associated with those relocation benefits of $36,054. The amount shown for Mr. Hartley includes a payment of $1,287,126, paid pursuant to the terms of the Settlement Agreement and General Release entered into in April 2016. The amount shown for Mr. Hartley does not include up to $25,000 that remains available for outplacement services. The amount shown for Ms. Keene also includes $900 in association membership dues. Further, the amount shown for Mr. Mahon also includes (a) payments or reimbursements for relocation costs of $28,215 and (b) payments or reimbursements for taxes on imputed income associated with those relocation benefits of $12,614.

(6)	Mr. Hartley ended employment with the company in October 2016; therefore, the amount shown in the “Salary” column reflects a partial year of service in fiscal 2017.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in fiscal 2017 pursuant to our Amended and Restated 2013 Equity Incentive Plan.

				Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)
Name	Award type	Grant date	Approval date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other option awards; number of securities underlying options (#) (3)	All other stock awards; number of shares of stock or units (#) (4)	Exercise or base price of option awards ($/share) (5)	Closing market price on the date of grant ($)	Grant date fair value of stock and option awards ($) (6)
Mr. Moraco	Cash	03/22/2016	03/22/2016	600,000	1,200,000	2,400,000	-	-	-	-	-	-	-	-
	Options	04/01/2016	03/22/2016	-	-	-	-	-	-	104,648	-	53.34	54.17	1,062,502
	PSA	04/01/2016	03/22/2016	-	-	-	19,920	39,839	59,759	-	-	-	-	2,125,012
	RSU	04/01/2016	03/22/2016	-	-	-	-	-	-	-	19,920	-	-	1,062,533
Mr. Mathis	Cash	10/16/2016	10/16/2016	212,500	425,000	850,000	-	-	-	-	-	-	-	-
	RSU	12/16/2016	10/16/2016	-	-	-	-	-	-	-	4,743	-	-	400,072
Ms. Bishop	Cash	03/22/2016	03/22/2016	91,800	183,600	367,200	-	-	-	-	-	-	-	-
	RSU	12/16/2016	12/12/2016	-	-	-	-	-	-	-	2,372	-	-	200,078
	Options	04/01/2016	03/22/2016	-	-	-	-	-	-	5,651	-	53.34	54.17	57,375
	PSA	04/01/2016	03/22/2016	-	-	-	1,076	2,152	3,228	-	-	-	-	114,788
	RSU	04/01/2016	03/22/2016								1,076			57,394
Ms. Keene	Cash	03/22/2016	03/22/2016	252,875	505,750	1,011,500	-	-	-	-	-	-	-	-
	Options	04/01/2016	03/22/2016	-	-	-	-	-	-	29,302	-	53.34	54.17	297,506
	PSA	04/01/2016	03/22/2016	-	-	-	5,578	11,155	16,733	-	-	-	-	595,008
	RSU	04/01/2016	03/22/2016	-	-	-	-	-	-	-	5,578	-	-	297,531
Mr. Wagoner	Cash	03/22/2016	03/22/2016	240,125	480,250	960,500	-	-	-	-	-	-	-	-
	Options	04/01/2016	03/22/2016	-	-	-	-	-	-	27,825	-	53.34	54.17	282,510
	PSA	04/01/2016	03/22/2016	-	-	-	5,297	10,593	15,890	-	-	-	-	565,031
	RSU	04/01/2016	03/22/2016	-	-	-	-	-	-	-	5,297	-	-	282,542
Mr. Mahon	Cash	03/22/2016	03/22/2016	138,125	276,250	552,500	-	-	-	-	-	-	-	-
	Options	04/01/2016	03/22/2016	-	-	-	-	-	-	13,082	-	53.34	54.17	132,823
	PSA	04/01/2016	03/22/2016	-	-	-	2,490	4,980	7,470	-	-	-	-	265,633
	RSU	04/01/2016	03/22/2016	-	-	-	-	-	-	-	2,490	-	-	132,817

(1)

Amounts in these columns represent the threshold, target and maximum payout amounts of cash incentive awards with actual payouts based upon the achievement of pre-established levels of performance during fiscal 2017, as discussed in our CD&A. The actual amounts that were paid to our named executive officers with respect to fiscal 2017 are set forth in the table entitled “Summary Compensation Table” under the column headed “Non-equity incentive plan compensation.”

(2)

Amounts in this column represents performance share awards (PSA) which are subject to performance goals related to the three-year cumulative operating income and annual operating cash flow. Shares are issuable at the end of the three-year performance cycle provided that the predetermined goals have been satisfied, subject to the Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the performance cycle. The grant date fair values of the performance share awards based on the number of shares allocated to the probable outcome of the performance condition as of the grant date of the award are provided in the “Summary Compensation Table” in the column headed “Stock awards”.

(3)

Amounts in this column represent the number of shares of common stock underlying options issued in fiscal 2017. All options vest as to one-third of the underlying shares on the first, second and third year anniversaries of the date of grant.

(4)

Amounts in this column represent restricted stock units which vest as to 25% on the first, second, third and fourth year anniversaries of the date of grant excluding Mr. Mathis. For Mr. Mathis, the amount in this column represents RSUs granted as an inducement to join SAIC during fiscal 2017 which vest as to 50% on each of the first and second year anniversaries of the date of grant. For Ms. Bishop, the amount in this column represents RSUs granted in recognition of her role as Interim Chief Financial Officer for a portion of fiscal 2017.

EXECUTIVE COMPENSATION

(5)

The exercise price of stock options granted under our Amended and Restated 2013 Equity Incentive Plan is the “fair market value” of our common stock on the date of grant, which is defined as the closing sales price of our common stock on the NYSE on the trading day before the grant date.

(6)

Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. These amounts do not reflect the value that may be actually realized by the recipient and do not reflect changes in our stock price after the date of grant.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding options, restricted stock units and performance share awards that were held by our named executive officers at the end of fiscal 2017.

		Option awards (2)				Stock awards
Name (1)	Grant Date	Number of securities underlying unexercised options (exercisable) (#)	Number of securities underlying unexercised options (unexercisable) (#)	Option exercise price ($)	Option expiration date	Number of shares of stock or units that have not vested (#) (3)	Market value of shares of stock or units that have not vested ($) (4)	Equity Incentive Plan awards; number of unearned shares, units or other rights that have not vested (#) (5)	Equity Incentive Plan awards; market or payout value of unearned shares, units or other rights that have not vested ($) (4)
Mr. Moraco	04/01/2016	-	104,648	53.34	03/31/2023	27,887	2,306,255	39,840	3,294,768
	04/10/2015	29,028	58,057	52.11	04/09/2022	30,489	2,521,440	31,473	2,602,817
	04/11/2014	103,991	51,996	38.77	04/10/2021	11,930	986,611	-	-
	10/04/2013	40,604	-	33.69	10/03/2020	11,503	951,298	-	-
	04/05/2013	80,305	53,537	27.81	04/04/2020	11,912	985,122	-	-
	03/30/2012	65,305	-	27.12	03/29/2019	-	-	-	-
Mr. Mathis	12/16/2016	-	-	-	-	4,743	392,246	-	-
Ms. Bishop	12/16/2016	-	-	-	-	2,372	196,164	-	-
	04/01/2016	-	5,651	53.34	03/31/2023	1,505	124,463	2,153	178,053
	04/10/2015	-	2,975	52.11	04/09/2022	1,562	129,177	1,613	133,354
	04/11/2014	-	2,741	38.77	04/10/2021	629	52,018	-	-
	04/05/2013	-	4,015	27.81	04/04/2020	894	73,934	-	-
Ms. Keene	04/01/2016	-	29,302	53.34	03/31/2023	7,809	645,804	11,156	922,560
	04/10/2015	8,142	16,285	52.11	04/09/2022	8,553	707,333	8,829	730,158
	04/11/2014	-	15,459	38.77	04/10/2021	3,547	293,337	-	-
	10/04/2013	30,453	-	33.69	10/03/2020	-	-	-	-
	04/05/2013	40,151	26,770	27.81	04/04/2020	5,957	492,644	-	-
	09/14/2012	56,981	-	26.03	09/13/2019	-	-	-	-
Mr. Wagoner	04/01/2016	-	27,825	53.34	03/31/2023	7,415	613,220	10,594	876,124
	04/10/2015	7,575	15,152	52.11	04/09/2022	7,957	658,044	8,215	679,380
	04/11/2014	27,543	13,773	38.77	04/10/2021	3,160	261,332	-	-
	12/17/2013	27,420	-	32.03	12/16/2020	-	-	-	-
	04/05/2013	13,154	8,769	27.81	04/04/2020	2,543	210,306	-	-
	03/30/2012	17,276	-	27.12	03/29/2019	-	-	-	-
Mr. Mahon	04/01/2016	-	13,082	53.34	03/31/2023	3,485	288,209	4,982	412,011
	12/11/2015	-	-	-	-	1,915	158,370	-	-

(1)	Mr. Hartley is not included in this table because he did not have any outstanding equity awards at fiscal year-end.
(2)

Information in these columns relates to options to purchase shares of common stock held by our named executive officers at the end of fiscal 2017. Options granted prior to April 2014 vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively. The options granted in October 2013 and December 2013 vested 100% on the third anniversary of the date of grant while the options granted in April 2014 and later vest as to one-third on the first, second and third year anniversaries of the date of grant.

(3)     Information in this column includes restricted stock units held by our named executive officers at the end of fiscal 2017.  Restricted stock units granted prior to April 2014 vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively, except for some of the restricted stock units granted in October and April 2013 which vest 100% on the third anniversary of the grant date.  Restricted stock units granted in April 2014 and later vest as to 25% on each of the first, second, third and fourth year anniversaries of the date of grant except for the restricted stock units granted in December 2016 to Mr. Mathis which vest as to 50% on each of the first two anniversaries of the date of grant.  Additionally, this column includes the portion of the performance share awards (PSA) for the fiscal 2016-2018 and the fiscal 2017-2019 award cycles that are subject to performance goals based on annual operating cash flow for fiscal 2016 and fiscal 2017. These performance shares have been earned as of the end of fiscal 2017 based on operating cash flow performance and

EXECUTIVE COMPENSATION

will vest and be settled in shares only at the end of the three-year performance cycle if the named executive officer remains employed by the company at the end of the performance cycle. Award payout is subject to the Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the performance cycle.  Any restricted stock units previously deferred by our named executive officers are also reflected in the table below under the caption “Nonqualified Deferred Compensation”.

(4)	Based on $82.70 per share, the closing sales price of our common stock on the NYSE on February 3, 2017.
(5)

The number of performance shares reflected in this column represent the performance shares awarded for the fiscal 2016-2018 and fiscal 2017-2019 performance cycles that can be earned based on the company’s cumulative operating income performance over the full three-year cycles, as well as the performance shares awarded for those performance cycles that are subject to annual operating cash flow performance goals and have not yet been earned as of the end of fiscal 2017, namely those performance shares allocated to the third one-year performance period for fiscal 2016-2018 cycle and those performance shares allocated to the second and third one-year performance periods for the fiscal 2017-2019 cycle. All performance share awards for fiscal 2016-2018 vest at the end of the three-year performance period of February 2, 2018 and all performance share awards for fiscal 2017-2019 vest at the end of the three-year performance period on February 1, 2019. The number of performance shares that can be earned based on annual operating cash flow performance has been disclosed at an assumed maximum payout level, and the number of performance shares that can be earned based on three-year operating income performance has been disclosed at an assumed target payout level.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired by our named executive officers during fiscal 2017 upon the exercise of stock options and the vesting of restricted stock units and restricted stock units issued as dividend equivalents as well as the vesting of fiscal 2015-2017 performance share awards.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#) (2)	Value realized on vesting ($) (1)
Anthony J. Moraco	51,814	1,778,482	128,300	8,668,849
Charles A. Mathis	-	-	-	-
Maria M. Bishop	21,110	840,435	12,160	792,326
John R. Hartley	73,813	1,819,302	36,589	2,229,564
Nazzic S. Keene	30,916	1,409,770	56,253	3,727,114
Douglas M. Wagoner	21,791	1,179,605	47,111	3,411,660
Steven G. Mahon	-	-	638	56,559

(1)

Value realized on exercise or vesting disclosed above is based on the closing price of our common stock on the exercise or vest date, however, the actual value realized by the named executive officer was determined using the closing price on the trading date immediately preceding the exercise or vest date in accordance with the fair market value definition in the Amended and Restated 2013 Equity Incentive Plan. For the earned fiscal 2015-2017 performance share awards, the value is based on the closing price of our common stock on the NYSE on February 3, 2017.

(2)

Includes performance shares earned in connection with the performance share award for fiscal 2015-2017 performance period and a portion of time-based restricted stock units granted during previous fiscal years. Previously deferred restricted stock units by our named executive officers are reflected in the table under the caption “Nonqualified Deferred Compensation” below.

Nonqualified Deferred Compensation

We provided benefits to our named executive officers during fiscal 2017 under the following nonqualified deferred compensation plans, which are summarized below:

The SAIC Key Executive Stock Deferral Plan was closed on December 31, 2014 and no further deferrals are allowed. Participant balances generally correspond to stock units of our common stock which may be held by a rabbi trust to fund benefits for participants. We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or separation from service.

The SAIC 401(k) Excess Deferral Plan (Excess Plan) was closed on December 31, 2014 and no further deferrals are allowed. The investment options in the Excess Plan are similar to those in the SAIC Retirement Plan but do not include the SAIC Stock Funds. Vested deferred balances under this plan will generally be paid following retirement or separation from service.

The SAIC Deferred Compensation Plan became effective January 1, 2015 and is a pre-tax savings plan that allows eligible participants to defer a portion of their salary and cash bonus compensation as well as director retainer and meeting fees. Effective January 31, 2016, the SAIC Stock Fund was discontinued as an investment option in the Deferred Compensation Plan. Deferrals into the Deferred Compensation Plan are not included as eligible compensation for the calculation of company match in the SAIC Retirement Plan. If there is a loss of company match in the SAIC Retirement Plan because of a deferral into the Deferred Compensation Plan, the company may, at its sole discretion, make up the difference in company matching contribution to the Deferred Compensation Plan. Participants may elect to have deferred balances paid on a specific date while they are still employed or upon retirement or separation of service.

The SAIC Management Stock Compensation Plan is a long-term incentive plan that prior to September 27, 2013 awarded tax-deferred bonuses in the form of restricted share units.  Shares may be deposited to a rabbi trust to fund benefits for participants. Distributions under the Management Stock Compensation Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or separation from service. The Management Stock Compensation Plan was closed on September 27, 2013 and no further deferrals are allowed.

EXECUTIVE COMPENSATION

The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2017 through our nonqualified deferred compensation plans in which the named executive officers participated.  There were no company matching contributions made to the named executive officers’ accounts under any of the plans in fiscal 2017.

Name (1)	Plan	Executive contributions in fiscal 2017 ($) (2)	Aggregate earnings in fiscal 2017 ($) (3)	Aggregate withdrawals/distributions in fiscal 2017	Aggregate balance at fiscal year-end ($) (4)
Mr. Moraco	Key Executive Stock Deferral Plan	-	161,194	-	326,030
	Management Stock Compensation Plan	-	52,407	-	105,998
	Excess Plan	-	15,697	-	78,138
	Deferred Compensation Plan	425,304	118,789	-	963,467
Mr. Hartley	Excess Plan	-	20,678	-	159,138
	Deferred Compensation Plan	116,053	18,619	-	186,860
Mr. Mahon	Deferred Compensation Plan	118,024	28,827	-	195,837

(1)	Ms. Bishop, Ms. Keene and Mr. Wagoner are not included in this table because they did not participate in any nonqualified deferred compensation plans in fiscal 2017.
(2)

Amounts in this column represent deferred cash. $87,308 of this amount is also included as compensation in the “Salary” column of the Summary Compensation Table for Mr. Mahon. The amounts in this column were earned or paid during fiscal 2016 for Messrs. Moraco and Hartley and are not included in the Summary Compensation Table.

(3)

With respect to the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan, amounts in this column represent the aggregate increase in value of stock units corresponding to shares of our common stock during fiscal 2017. The market value of the shares is based upon $82.70 per share, the closing sales price of our common stock on the NYSE on February 3, 2017.

With respect to the Excess Plan and the Deferred Compensation Plan, amounts in this column represent aggregate returns of the diverse investment options available to eligible participants based on individual participant investment elections. These amounts are not included in the Summary Compensation table.

(4)

Amounts in this column represent the value of the holders’ accounts at the end of fiscal 2017. Such amounts include a portion of compensation that was previously reported in the “Non-equity incentive plan compensation” column of the Summary Compensation Table for fiscal 2016 as follows: Mr. Moraco $425,304; Mr. Hartley $116,053, and Mr. Mahon $30,717. With respect to the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan, the amounts represent the value of stock units corresponding to shares of common stock held by the named executive officers based on $82.70 per share, the closing sales price of our common stock on the NYSE on February 3, 2017. At the end of fiscal 2017, our named executive officers held the following number of stock units in the following plans: Mr. Moraco, Key Executive Stock Deferral Plan – 3,942 and Management Stock Compensation Plan – 1,282.

Potential Payments upon Termination or a Change in Control

We have an Executive Severance and Change in Control Policy (“Severance Policy”) that applies to designated eligible officers, including all of our active named executive officers, which became effective as of August 1, 2015 and which provides certain benefits to the active named executive officers upon their termination of employment under the circumstances described below, including in connection with a change in control. In addition, our Amended and Restated 2013 Equity Incentive Plan (“2013 Plan”) and the award agreements thereunder provide for accelerated vesting and exercisability of equity awards under the circumstances described below, including in connection with a change in control.

Severance Policy.  Under the Severance Policy, if an active named executive officer is involuntarily terminated without cause or resigns for good reason within 180 days preceding or 12 months following a change in control, he or she will be entitled to receive a lump sum cash payment equal to two times (or three times in the case of our chief executive officer) the sum of (i) the executive officer’s then current annual base salary and (ii) the target annual incentive bonus for the fiscal year in which the termination occurs.  If the executive officer’s annual base salary was higher during the 180-day period prior to the change in control, that higher amount will be used to determine the amount of the lump sum cash payment to which the executive officer is entitled.  The executive officer is also entitled to receive a cash payment in an amount equal to 24 months (or 36 months in the case of our chief executive officer) of the monthly COBRA premium for continued group medical coverage for the executive officer and his or her eligible dependents, and outplacement services for a period of 12 months and up to a maximum of $25,000.

EXECUTIVE COMPENSATION

Under the terms of the Severance Policy, if an active named executive officer is involuntarily terminated without cause or resigns for good reason other than during the period before or after a change in control as described above, he or she will be entitled to receive a cash payment equal to 1.25 times (or two times in the case of our chief executive officer) the sum of (i) the executive officer’s then current annual base salary and (ii) the average of the most recent three actual annual cash bonuses (or the average of all of the actual annual cash bonuses paid if the executive officer has not been employed by us for at least three annual bonus cycles).  The executive officer is also entitled to receive a cash payment in an amount equal to 15 months (or 24 months in the case of our chief executive officer) of the monthly COBRA premium for continued group medical coverage for the executive officer and his or her eligible dependents, and outplacement services for a period of 12 months and up to a maximum of $25,000.

The Severance Policy generally defines “cause” for termination as (i) conviction of fraud, embezzlement, theft or other felony, (ii) willful engagement in illegal conduct or gross misconduct, or (iii) failure to perform employment duties in a reasonably satisfactory manner after notice from the Company and a 30-day opportunity to cure the failure.  A resignation is generally defined to be for “good reason” if it is due to (i) a material adverse change in authority, duties or responsibilities, (ii) a material reduction in base salary or target bonus, or (iii) a relocation of the individual’s principal place of employment of more than 50 miles, and the Company has failed to remedy the event or condition after receiving notice of the same.  The Severance Policy defines a “change in control” in the same manner as the term is defined in our Amended and Restated 2013 Equity Incentive Plan (“2013 Plan”), described below.

Equity Awards.  Under our 2013 Plan, the vesting of stock option and restricted stock unit awards will accelerate in full if the successor entity in a change in control does not assume or replace outstanding awards or, if such awards are assumed or replaced, the award recipient’s employment ends within 18 months after the change in control due to termination without cause or resignation for good reason.  The award agreements for performance share awards issued under our 2013 Plan provide that if a change in control occurs before the end of a performance period, the performance period will be terminated and an award recipient will be entitled to receive, immediately prior to the change in control, a number of shares equal to the number determined by the committee to have been earned for each fiscal year in the performance period completed before the change in control, plus a pro rata portion of the shares determined by the committee to have been earned during the year in which the change in control occurred.

The 2013 Plan generally defines a “change in control” as (i) a merger or consolidation in which the Company is not the surviving corporation, (ii) a merger in which the Company is the surviving corporation but after which the Company’s pre-merger shareholders no longer own their Company shares, (iii) a sale of substantially all of the Company’s assets, or (iv) the acquisition, sale or transfer of more than 50% of the Company’s outstanding shares by tender offer or similar transaction.  “Cause” for termination is generally defined in the 2013 Plan as employment-related dishonesty, fraud or misconduct likely to cause significant injury to the Company or its personnel, and “good reason” is defined in a manner similar to that under the Severance Policy.

Other than in the context of a change in control, restricted stock unit awards and option awards will vest in full immediately if employment ends due to death or disability, and under those circumstances options will remain exercisable for a period of time, which under the 2013 Plan is until the expiration date of the option award. Our performance share award agreements provide that if employment ends due to death, an award recipient’s estate will be entitled to promptly receive a number of shares determined in the same manner as if a change in control had occurred on the date of death.  If employment ends due to disability, a pro rata portion (based on the portion of the performance period completed prior to the employment termination) of the performance shares determined to have been earned at the end of the three-year performance period will be paid out after the end of the performance period.

Under our Retiree Vesting program, employees who retire, including our named executive officers, may continue vesting in their stock option awards if they have held those options for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in their option awards without regard to the 12 month holding requirement. Under the same conditions, executive officers may continue vesting in their restricted stock unit awards, and may receive the same pro rata payout of performance share awards as applies in the event of a termination due to disability. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us.  None of our named executive officers was eligible for a benefit under our Retiree Vesting Program as of February 3, 2017, the last day of our most recent fiscal year.

In any other termination scenario involving an equity award recipient, including a named executive officer, all unvested restricted stock unit, option and performance share awards are forfeited. Under these circumstances, vested options remain exercisable for 90 days or until the option expiration date, if earlier.

EXECUTIVE COMPENSATION

Estimated Termination and Change in Control Payments and Benefits.  The following table sets forth our estimates of the payments and benefits to be made to our named executive officers under various termination and change in control scenarios.  In calculating the amounts set forth in the table, we have assumed that (i) the date of termination was February 3, 2017, the last business day of fiscal year 2017, (ii) the date of any related change in control was the same date, and (iii) the price of our common stock was $82.70 per share, the closing market price of our common stock on February 3, 2017. The table does not reflect payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination, nor does it reflect amounts attributable to equity-based awards that were already vested, or distributions of plan balances under our non-qualified deferred compensation plan.

Name(1)	Without Cause or With Good Reason Termination (not in connection with a Change in Control)	Without Cause or With Good Reason Termination (in connection with a Change in Control) (2)	Death	Disability
	($)	($)	($)	($)
Mr. Moraco
Severance(3)	4,159,510	6,600,000	---	---
Medical coverage continuation(4)	42,636	63,955	---	---
Outplacement services(5)	25,000	25,000	---	---
Stock options (6)	---	10,071,109	10,071,109	10,071,109
Restricted stock units(7)	---	5,887,556	5,887,556	5,887,556
Performance shares(8)	---	3,596,783	3,596,783	(10)
Applicable scale back(9)	---	(19,251)	---	---
Total	4,227,146	26,225,152	19,555,448	15,958,665
Mr. Mathis
Severance(3)	1,156,250	1,850,000	---	---
Medical coverage continuation(4)	26,648	42,636	---	---
Outplacement services(5)	25,000	25,000	---	---
Stock options (6)	---	---	---	---
Restricted stock units(7)	---	392,246	392,246	392,246
Performance shares(8)	---	---	---	---
Applicable scale back(9)	---	(43,646)	---	---
Total	1,207,898	2,266,236	392,246	392,246
Ms. Bishop
Severance(3)	590,546	979,200	---	---
Medical coverage continuation(4)	9,399	15,038	---	---
Outplacement services(5)	25,000	25,000	---	---
Stock options (6)	---	597,703	597,703	597,703
Restricted stock units(7)	---	478,664	478,664	478,664
Performance shares(8)	---	187,542	187,542	(10)
Applicable scale back(9)	---	---	---	---
Total	624,945	2,283,147	1,263,909	1,076,367
Ms. Keene
Severance(3)	1,342,463	2,201,500	---	---
Medical coverage continuation(4)	7,883	12,612	---	---
Outplacement services(5)	25,000	25,000	---	---
Stock options (6)	---	3,506,909	3,506,909	3,506,909
Restricted stock units(7)	---	1,617,235	1,617,235	1,617,235
Performance shares(8)	---	1,008,264	1,008,264	(10)
Applicable scale back(9)	---	---	---	---
Total	1,375,346	8,371,520	6,132,408	5,124,144
Mr. Wagoner
Severance(3)	1,222,006	2,090,500	---	---
Medical coverage continuation(4)	26,648	42,636	---	---
Outplacement services(5)	25,000	25,000	---	---
Stock options (6)	---	2,366,795	2,366,795	2,366,795
Restricted stock units(7)	---	1,252,601	1,252,601	1,252,601
Performance shares(8)	---	944,615	944,615	(10)
Applicable scale back(9)	---	---	---	---

EXECUTIVE COMPENSATION

Total	1,273,654	6,722,147	4,564,011	3,619,396
Mr. Mahon
Severance(3)	880,300	1,402,500	---	---
Medical coverage continuation(4)	---	---	---	---
Outplacement services(5)	25,000	25,000	---	---
Stock options (6)	---	384,088	384,088	384,088
Restricted stock units(7)	---	368,984	368,984	368,984
Performance shares(8)	---	109,995	109,995	(10)
Applicable scale back(9)	---	(139,217)	---	---
Total	905,300	2,151,350	863,067	753,072

(1)

Mr. Hartley is not included in this table because he terminated employment with us prior to the end of fiscal 2017.  In connection with his termination, we paid certain amounts to Mr. Hartley under his Settlement Agreement, as disclosed in the Summary Compensation Table and its footnotes.

(2)

The change in control consequences for performance share awards are the same whether or not a qualifying termination (involuntary termination without cause or resignation for good reason) occurs in connection with the change in control.  With respect to option and restricted stock unit awards, the 2013 Plan also provides for accelerated vesting and exercisability of the awards if the successor corporation does not assume or replace the awards in connection with the change in control.

(3)

In the case of a qualifying termination not in connection with a change in control, severance amounts represent a single lump sum payment equal to two times for Mr. Moraco and 1.25 times for all other named executive officers the sum of (a) the named executive officer's fiscal 2017 base salary and (b) the average of the annual bonuses paid for fiscal 2016, 2015 and 2014.  For Mr. Mahon who was hired during fiscal 2016, the average annual bonus amount equals his annualized bonus for fiscal 2016. For Mr. Mathis who was hired during fiscal 2017, the average annual bonus amount equals his target bonus amount for fiscal 2017.  In the case of a qualifying termination in connection with a change in control, severance amounts represent a single lump sum payment equal to three times for Mr. Moraco and two times for all other named executive officers of the sum of (a) the named executive officer's fiscal 2017 base salary and (b) his or her target annual bonus for fiscal 2017.

(4)

In the case of a qualifying termination not in connection with a change in control, these amounts represent a lump sum cash payment of COBRA benefits for 24 months for Mr. Moraco and 15 months for all other named executive officers.  In the case of a qualifying termination in connection with a change in control, these amounts represent a lump sum cash payment of COBRA benefits for 36 months for Mr. Moraco and 24 months for all other named executive officers.  Mr. Mahon does not participate in the Company’s group medical coverage.

(5)	These amounts represent the maximum value to the named executive officer of outplacement counseling services to be provided for 12 months following a qualifying termination.
(6)

These amounts represent the value of unvested options to purchase shares of our common stock issued under the 2013 Plan that were held by the named executive officer at the end of fiscal 2017 and whose vesting was accelerated in connection with a change in control or termination due to death or disability. The value was calculated by multiplying the number of shares subject to the option whose vesting was accelerated by the difference between the closing market price of our stock on February 3, 2017 and the applicable option exercise price. For more information regarding the number of shares underlying unvested options held by each of the named executive officers, see the table under the caption "Outstanding Equity Awards at Fiscal Year-End."

(7)

These amounts represent the value of restricted stock units issued under the 2013 Plan that were held by the named executive officer at the end of fiscal 2017 and whose vesting was accelerated in connection with a change in control or termination due to death or disability. The value was calculated by multiplying the number of restricted stock units whose vesting was accelerated by the closing market price of our stock on February 3, 2017, and includes accrued dividend equivalents as of February 3, 2017.  For more information regarding the number of unvested restricted stock units held by each of the named executive officers, see the table under the caption "Outstanding Equity Awards at Fiscal Year-End."

EXECUTIVE COMPENSATION

(8)

These amounts represent the value of shares underlying outstanding performance share awards issued under the 2013 Plan that were held by the named executive officer at the end of fiscal 2017 and whose vesting was accelerated in connection with a change in control or termination due to death. The value was calculated by multiplying the number of performance shares whose vesting was accelerated by the closing market price of our stock on February 3, 2017, and includes accrued dividend equivalents as of February 3, 2017. The number of performance shares whose vesting was accelerated was determined based on the sum of: (i) the actual number of shares earned by each named executive officer for the part of the award allocated to our annual operating cash flow performance goals for fiscal 2016 and 2017, and (ii) a pro-rated number (two-thirds of the fiscal 2016 grant and one-

third of the fiscal 2017 grant) of the shares allocated to the three-year cumulative operating income performance goal assuming performance results of approximately 84% and 81% of target, for the respective awards, for the portion of the performance period prior to the termination of employment.  The actual shares earned by each named executive officer based on operating cash flow for fiscal 2016 was 150% of target for the fiscal 2016 award, and for fiscal 2017 was 144% and 150% of target for the respective awards.

(9)

This represents the amount by which cash severance payments would be reduced in accordance with our severance policy to avoid excise taxes which would otherwise be payable pursuant to Sections 280G and 4999 of the Internal Revenue Code.

(10)

In the event employment is terminated due to disability, a pro rata portion (based on the portion of the performance period completed prior to the employment termination) of the performance shares determined to have been earned at the end of the three-year performance period will be paid out after the end of the performance period.  For performance share awards addressed in this table, these determinations cannot be made until after the end of fiscal 2018 and fiscal 2019, respectively.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee believes that the appointment of Deloitte & Touche LLP (Deloitte) is in the best interests of the company and its stockholders, and proposes and recommends that the stockholders ratify the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending February 2, 2018. Deloitte has served as our independent registered public accounting firm since we completed our spin-off transaction from our former parent in September 2013.  During the fiscal year ended February 3, 2017, Deloitte served as our independent registered public accounting firm and also provided certain tax, consulting and advisory services as set forth under the caption “Audit Matters” below. Representatives of Deloitte will be present at the virtual annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change in accounting firms would be in our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock present or represented and entitled to vote at the virtual annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2018.

AUDIT MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities over the Company's accounting, auditing and financial reporting processes, internal controls, and for monitoring compliance with certain regulatory and legal requirements.  The responsibilities of the Audit Committee are described in a written charter that has been approved by the Board of Directors.  The current Audit Committee charter is available on the company’s website at www.saic.com.  A summary of the provisions of the Audit Committee charter, including the responsibilities of the Audit Committee, is set forth in this Proxy Statement under Corporate Governance, Audit Committee, beginning on page 11.

Management is responsible for preparing the company's financial statements and for the financial reporting process, including evaluating the effectiveness of the company's disclosure controls and procedures and internal control over financial reporting.

Deloitte & Touche LLP (Deloitte), the company's independent registered public accounting firm, is responsible for performing an independent audit of the company's consolidated and combined financial statements and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, and on the effectiveness of the company's internal control over financial reporting.

Each Audit Committee member (Robert A. Bedingfield, Thomas F. Frist, III, Timothy J. Mayopoulos and Steven R. Shane) meets the independence and financial literacy requirements of the SEC and the New York Stock Exchange as well as qualifies as an audit committee financial expert under SEC rules.  For a further description of each Committee member’s background and expertise, please refer to the director qualification section of this Proxy Statement beginning on page 5.

In the course of fulfilling its responsibilities, the Audit Committee has:

•	evaluated the qualifications, performance and compensation of the company’s independent auditor (Deloitte);
•

separately met with the internal auditor and Deloitte to discuss any matters that the internal auditor, Deloitte or the Audit Committee believed should be discussed privately without members of management present;

•	reviewed and discussed with Deloitte the items required to be disclosed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees;
•	received written disclosures and the letter from Deloitte regarding its independence required by applicable requirements of the PCAOB, and discussed with Deloitte its independence;
•	reviewed and discussed with management and Deloitte the company’s internal control over financial reporting; and
•	reviewed and discussed with management and Deloitte the audited consolidated and combined financial statements for the fiscal year ended February 3, 2017.

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated and combined financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2017 for filing with the SEC.

Robert A. Bedingfield (Chair)

Thomas F. Frist, III

Timothy J. Mayopoulos

Steven R. Shane

AUDIT MATTERS

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending February 2, 2018. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting, as described above.

Audit and Non-Audit Fees

Aggregate fees billed to the company for the fiscal years ended February 3, 2017 and January 29, 2016 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

	February 3, 2017	January 29, 2016
Audit Fees (1)	$3,754,000	$3,871,500
Tax Preparation and Compliance Fees (2)	$408,648	$422,936
Acquisition Consulting and Advisory Fees (3)	$0	$668,427
All Other Fees (4)	$3,800	$3,800
Total Fees	$4,166,448	$4,966,663

(1)

Audit Fees include professional services rendered for the audit of the annual consolidated financial statements and review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including statutory audits and consents related to SEC filings.

(2)

Tax Preparation and Compliance Fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign, and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters) and assistance with credits and incentives opportunities in various jurisdictions.

(3)	For the fiscal year ending January 29, 2016, Acquisition Consulting and Advisory Fees were paid in connection with our acquisition of Scitor Holdings, Inc., which was completed in May 2015.
(4)	All Other Fees are fees for access to accounting research tools for certain individuals.

The Audit Committee has considered whether the above services provided by the Deloitte Entities are compatible to maintaining the independence of the Deloitte Entities. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services as necessary between regular meetings of the Audit Committee, provided that any of those services that were pre-approved in that manner will be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit Fees and non-audit Tax Preparation and Compliance Fees, Acquisition Consulting and Advisory Fees and All Other Fees set forth above were pre-approved by one of these means.

Other Information

Stock Ownership of Certain Beneficial Owners

The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of SAIC common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
The Vanguard Group (1)	4,565,085	10.4%
100 Vanguard Blvd., Malvern, PA 19355
BlackRock, Inc. (2)	4,403,488	10.1%
40 East 52nd Street, New York, NY 10022

(1)

Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 10, 2017 in which The Vanguard Group, an investment adviser filing on behalf of itself and two wholly-owned subsidiaries, reported that it has sole voting power over 83,903 shares, shared voting power over 4,863 shares, sole dispositive power over 4,478,381 shares and shared dispositive power over 86,704 shares.

(2)

Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on April 10, 2017 in which BlackRock, Inc., a holding company filing on behalf of a number of its subsidiaries, reported that it has sole voting power over 4,311,311 shares and sole dispositive power over 4,403,488 shares.

Other Information

Stock Ownership of Directors and Officers

The following table sets forth, as of April 10, 2017, the beneficial ownership of our common stock by our directors, the named executive officers, and all of our directors and executive officers as a group. Mr. Moraco beneficially owns more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 2.94% of our common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by that individual, except for any investment or voting power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock (1)	Stock units (2)	Options and RSUs (3)	Total shares beneficially owned
Directors
Robert A. Bedingfield	9,623	2,650	26,074	38,347
Deborah B. Dunie	2,358	-	10,782	13,140
Thomas F. Frist, III	94,484	4,698	29,984	129,166
John J. Hamre	15,755	-	10,782	26,537
Timothy J. Mayopoulos	2,358	-	10,782	13,140
Donna S. Morea	6,623	-	26,074	32,697
Edward J. Sanderson, Jr.	15,328	7,360	29,984	52,672
Steven R. Shane	8,623	-	26,074	34,697
Named Executive Officers
Anthony J. Moraco	98,774	5,224	442,645	546,643
Charles A. Mathis	-	-	-	-
Maria M. Bishop	10,496	-	7,699	18,195
Nazzic S. Keene	40,771	-	182,179	222,950
Douglas M. Wagoner	37,984	-	120,167	158,151
Steven G. Mahon	839	-	4,360	5,199
All directors and executive officers as a group (14 persons)	344,016	19,931	927,586	1,291,533

(1)

Information in this column includes (a) the approximate number of shares allocated to the account of the individual by the trustee of the SAIC Retirement Plan as follows: Mr. Moraco, 1,547 shares and Ms. Bishop, 151 shares; and all directors and officers as a group, 284,820 shares, (b) shares held by certain trusts established by the individuals as follows:  Mr. Shane, 2,000 shares; Ms. Keene, 20,211 shares; and Mr. Wagoner, 35,287 shares, and (c) 89,277 shares held by FS Partners II, LLC, an investment vehicle controlled by Mr. Frist.

(2)

Represents vested stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.

(3)	Shares subject to options exercisable or restricted stock units subject to vesting, both within 60 days following April 10, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Due to an administrative error, a Form 3 for Ms. Bishop, relating to her appointment as interim Chief Financial Officer, was filed late.   Based on the information provided to us, we believe that all other reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to be filed by our directors and executive officers during fiscal 2017, were filed on time.

Other Information

Stockholder Proposals and Director Nominations for the 2018 Annual Meeting

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so they are received by our Corporate Secretary no later than the close of business (5:00 p.m. Eastern time) on December 27, 2017. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In order to be properly brought before the 2018 Annual Meeting, a stockholder who desires to provide notice of nomination of one or more director candidates to be included in the company’s Proxy Statement and ballot pursuant to Section 3.17 of our bylaws (a “proxy access nomination”) must be received by our Corporate Secretary no earlier than November 27, 2017 and no later than the close of business on December 27, 2017 (not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the definitive Proxy Statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders). If the date of the 2018 Annual Meeting is more than 30 days before or more than 70 days after that anniversary date, notice of the proxy access nomination by the stockholder to be timely must be so received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the 2018 Annual Meeting or the close of business on the 10th day following the day on which the notice of proxy access nomination is mailed or public announcement of the date of the 2018 Annual Meeting is first made by the Company, whichever first occurs.

In addition, in order for a stockholder to propose any matter for consideration at the 2018 Annual Meeting other than by inclusion in the Proxy Statement, the stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, in connection with the 2018 Annual Meeting, notice must be delivered to the Corporate Secretary between February 7, 2018 and March 9, 2018. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later.

Any stockholder’s notice must include additional information about the stockholder and the underlying beneficial owner, if any, required under our bylaws, as amended from time to time, and SEC rules and regulations, including the information that would be required to be disclosed in a Proxy Statement soliciting proxies for the election of any proposed nomination of one or more director candidates.  A stockholder’s notice must be updated, if necessary, so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Annual Report on Form 10-K

We will provide without charge to any stockholder, upon written or oral request, a copy of our annual report without exhibits. Requests should be directed to SAIC, 1710 SAIC Drive, M/S T3-5, McLean, VA 22102, Attention: Corporate Secretary or by calling (703) 676-6707.

By Order of the Board of Directors

Steven G. Mahon

Corporate Secretary

April 26, 2017

Appendix to Proxy Statement

of

Science Applications International Corporation

April 26, 2017

This appendix describes the non-GAAP financial measures included in the proxy. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

	Year Ended
	February 3, 2017	January 29, 2016	January 30, 2015
	(in millions)
Operating income	$271	$227	$240
Operating income as a percentage of revenues	6.1%	5.3%	6.2%
Amortization of acquired intangibles	25	32	-
Acquisition and integration costs	10	26	1
Fiscal 2015 - 2017 Performance share award operating income (1),(2)	$306	$285	$241
Performance share award operating income as a percentage of revenues	6.9%	6.6%	6.2%

Net income	$148	$117	$141
Interest expense	52	44	17
Provision for income taxes	72	66	82
Depreciation and amortization	50	59	20
EBITDA (3)	322	286	260
EBITDA as a percentage of revenues	7.2%	6.6%	6.7%
Acquisition and integration costs	10	26	-
Depreciation included in acquisition and integration costs	(2)	(3)	-
Adjusted EBITDA (3)	$330	$309	$260
Adjusted EBITDA as a percentage of revenues	7.4%	7.2%	6.7%

Cash flows provided by operating activities	$273	$226	$277
Acquisition and integration outflows	4	17	-
Fiscal 2015 - 2017 Performance share award operating cash flow (4)	$277	$243	$277

(1) Performance share award operating income adds back amortization of acquired intangibles, and acquisition and integration costs.

(2) In our form 10-K for the year ended January 30, 2015 we did not disclose acquisition and integration costs of $1 million due to the immateriality of disclosing this as a separate line item; as this is a permitted adjustment under the terms of the performance share award this add back is included in the calculation of achieved performance.

(3) EBITDA is a performance measure that is calculated by taking net income and excluding interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is a performance measure that excludes acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance as they relate to the Company’s significant acquisition of Scitor. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(4) Performance share award operating cash flow adds back acquisition and integration outflows.

SCAN TO VIEW MATERIALS & VOTE ATTN: STOCK PROGRAMS 1710 SAIC DRIVE MCLEAN, VA 22102 BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines. During The Meeting - Go to www.virtualshareholdermeeting.com/SAIC You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines. BY MAIL Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to SAIC, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE CONFIRMATION You may confirm that your instructions were received and included in the final tabulation to be issued at the Virtual Annual Meeting on June 7, 2017 via the ProxyVote Confirmation link at www.proxyvote.com by using the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX . Vote Confirmation is available 24 hours after your vote is received beginning May 23, 2017, with the final vote tabulation remaining available through August 8, 2017. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E25936-P85632 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VOTE ON DIRECTORS - The Board of Directors recommends a vote FOR each of the nominees listed below: 1. Nominees: For Against Abstain 1a. Robert A. Bedingfield VOTE ON PROPOSAL 2 - The Board of Directors recommends a vote FOR proposal 2. For Against Abstain 1b. Deborah B. Dunie 1c. John J. Hamre 1d. Timothy J. Mayopoulos 1e. Anthony J. Moraco 1f. Donna S. Morea 1g. Edward J. Sanderson, Jr. 1h. Steven R. Shane 2. The approval of a non-binding, advisory vote, on executive compensation. VOTE ON PROPOSAL 3 - The Board of Directors recommends a vote FOR proposal 3. 3. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2018. Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage. Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting: The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com. E25937-P85632 Proxy and Voting Instruction Card for the Virtual Annual Meeting of Stockholders - June 7, 2017 This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Steven G. Mahon, with full power of substitution, as proxy to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Virtual Annual Meeting of Stockholders of Science Applications International Corporation (the “Company”) to be held on June 7, 2017 at 9:00 a.m. Eastern Time, virtually via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/SAIC, and at any adjournment, postponement or continuation thereof (the “2017 Virtual Annual Meeting of Stockholders”), as indicated on the reverse side. For stockholders who are participants in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned’s account in the SAIC Retirement Plan at the 2017 Virtual Annual Meeting of Stockholders, as indicated on the reverse side. The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR each of the nominees standing for election as a director; (ii) FOR Proposal 2, (iii) FOR Proposal 3 and (iv) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in the SAIC Retirement Plan will be voted in the same proportion as the shares held in the SAIC Retirement Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned. For shares not held in the SAIC Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 6, 2017. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on June 2, 2017. Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope. (Continued and to be signed on reverse side.) V.1.1